Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

AND REORGANIZATION

among:

NOVACEA, INC.,

a Delaware corporation;

PIVOT ACQUISITION, INC.,

a Delaware corporation; and

TRANSCEPT PHARMACEUTICALS, INC.

a Delaware corporation

Dated as of August 29, 2008

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) is made and entered into as of August 29, 2008, by and among NOVACEA, INC., a Delaware corporation (“Pivot”); PIVOT ACQUISITION, INC., a Delaware corporation (“Merger Sub”); and TRANSCEPT PHARMACEUTICALS, INC., a Delaware corporation (“Merger Partner”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. Pivot and Merger Partner intend to effect a merger of Merger Sub into Merger Partner (the “Merger”) in accordance with this Agreement and the DGCL. Upon consummation of the Merger, Merger Sub will cease to exist, and Merger Partner will become a wholly-owned subsidiary of Pivot.

B. Pivot, Merger Sub and Merger Partner intend to adopt this Agreement as a plan of reorganization and for the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder.

C. The Board of Directors of Pivot (i) has determined that the Merger is fair to, and in the best interests of, Pivot and its stockholders, (ii) has approved this Agreement, the Merger, the issuance of shares of Pivot Common Stock to the stockholders of Merger Partner pursuant to the terms of this Agreement, the change of control of Pivot, and the other actions contemplated by this Agreement and (iii) has determined to recommend that the stockholders of Pivot vote to approve the issuance of shares of Pivot Common Stock to the stockholders of Merger Partner pursuant to the terms of this Agreement, the change of control of Pivot and such other actions as contemplated by this Agreement.

D. The Board of Directors of Merger Sub (i) has determined that the Merger is fair to, and in the best interests of, Merger Sub and its sole stockholder, (ii) has approved this Agreement, the Merger, and the other actions contemplated by this Agreement and has deemed this Agreement advisable and (iii) has determined to recommend that the stockholder of Merger Sub vote to approve the Merger and such other actions as contemplated by this Agreement.

E. The Board of Directors of Merger Partner (i) has determined that the Merger is advisable and fair to, and in the best interests of, Merger Partner and its stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and has deemed this Agreement advisable and (iii) has approved and determined to recommend the approval and adoption of this Agreement and the approval of the Merger to the stockholders of Merger Partner.

F. In order to induce Pivot to enter into this Agreement and to cause the Merger to be consummated, certain stockholders of Merger Partner listed on Schedule F hereto, are executing voting agreements in favor of Pivot concurrently with the execution and delivery of this Agreement in the form substantially attached hereto as Exhibit B (the “Merger Partner Stockholder Voting Agreements”).

G. In order to induce Merger Partner to enter into this Agreement and to cause the Merger to be consummated, certain stockholders of Pivot listed on Schedule G hereto are executing voting agreements in favor of Merger Partner concurrently with the execution and delivery of this Agreement in the form substantially attached hereto as Exhibit C (the “Pivot Stockholder Voting Agreements”).

H. It is expected that within ten (10) calendar days following the execution and delivery of this Agreement by the parties hereto, the holders of shares of capital stock of Merger Partner sufficient to adopt and approve this Agreement and the Merger as required under the DGCL and Merger Partner’s Certificate of Incorporation and Bylaws will execute and deliver an action by written consent adopting this Agreement, in the form attached hereto as Exhibit D in order to obtain the Merger Partner Stockholder Approval (each, a “Merger Partner Stockholder Written Consent” and collectively, the “Merger Partner Stockholder Written Consents”).

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

Section 1. DESCRIPTION OF TRANSACTION

1.1 Structure of the Merger.

(a) Merger of Merger Sub into Merger Partner. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into Merger Partner, and the separate existence of Merger Sub shall cease. Merger Partner will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

(b) Alternative Structure. If all of the conditions to the Merger, except for the conditions set forth in Section 7.4(a) and Section 8.4(a) (the “Tax Opinion Conditions”), have been satisfied or waived, and the Tax Opinion Conditions could be satisfied if, immediately following the Merger, as part of one integrated plan for U.S. federal income tax purposes, the Surviving Corporation were merged in accordance with Delaware law into a limited liability company wholly-owned by Pivot that is disregarded as an entity separate from its owner for U.S. federal income tax purposes (the “LLC”) with the LLC surviving (such merger, the “Second Merger”), then the Second Merger shall be consummated; provided, however, that (i) the LLC shall become a party to, and shall become bound by, the terms of this Agreement and (ii) the Tax Representation Letters shall be executed and delivered. If the Second Merger occurs, references to the Merger in Recital B, Section 1.11, Section 2.12(n), Section 3.10(n), and Section 5 shall be to the Merger and the Second Merger, taken together as one integrated transaction for U.S. federal income tax purposes.

1.2 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. As a result of the Merger, Merger Partner will become a wholly-owned subsidiary of Pivot.

1.3 Closing; Effective Time. Unless this Agreement is earlier terminated pursuant to the provisions of Section 9.1 of this Agreement, and subject to the satisfaction or waiver of the conditions set forth in Sections 6, 7 and 8 of this Agreement, the consummation of the Merger (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 140 Scott Drive, Menlo Park, California, as promptly as practicable (but in no event later than the third Business Day following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 6, 7 and 8, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions), or at such other time, date and place as Pivot and Merger Partner may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.” At the Closing, the Parties hereto shall cause the Merger to be consummated by executing and filing with the Secretary of State of the State of Delaware a Certificate of Merger with respect to the Merger, satisfying the applicable requirements of the DGCL and in a form reasonably acceptable to Pivot and Merger Partner. The Merger shall become effective at the time of the filing of such Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as may be specified in such Certificate of Merger with the consent of Merger Partner (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

1.4 Certificate of Incorporation and Bylaws; Directors and Officers. At the Effective Time:

(a) the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read identically to the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended as provided by the DGCL and such Certificate of Incorporation;

(b) the Certificate of Incorporation of Pivot shall be the Certificate of Incorporation of Pivot immediately prior to the Effective Time, until thereafter amended as provided by the DGCL and such Certificate of Incorporation; provided, however, that at the Effective Time, Pivot shall file an amendment to its certificate of incorporation to change the name of Pivot to “Transcept Pharmaceuticals, Inc.;”

(c) the Bylaws of the Surviving Corporation shall be amended and restated in its entirety to read identically to the Bylaws of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended as provided by the DGCL and such Bylaws;

(d) the directors and officers of Pivot shall be as set forth in Section 5.17; and

(e) the directors and officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, shall be the directors and officers of Pivot as set forth in Section 5.17, after giving effect to the provisions of Section 5.17.

1.5 Conversion of Shares and Issuance of Warrants.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Pivot, Merger Sub, Merger Partner or any stockholder of Merger Partner:

(i) any shares of Merger Partner Common Stock or Merger Partner Preferred Stock held as treasury stock or held or owned by Merger Partner, Merger Sub or any Subsidiary of Merger Partner immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii) Merger Partner shall have taken such action to effect a conversion of Merger Partner Series A Preferred Stock, Merger Partner Series B Preferred Stock, Merger Partner Series C Preferred Stock and Merger Partner Series D Preferred Stock (collectively, the “Merger Partner Preferred Stock”) to be converted into Common Stock immediately prior to the Effective Time (the “Preferred Stock Conversion”); and

(iii) subject to Section 1.5(c), each share of Merger Partner Common Stock outstanding immediately prior to the Effective Time (excluding shares to be canceled pursuant to Section 1.5(a)(i) and excluding Dissenting Shares) shall be converted solely into the right to receive a number of shares of Pivot Common Stock equal to the Exchange Ratio.

(b) If any shares of Merger Partner Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option or the risk of forfeiture or under any applicable restricted stock purchase agreement or other agreement with Merger Partner, then the shares of Pivot Common Stock issued in exchange for such shares of Merger Partner Common Stock will to the same extent be unvested and subject to the same repurchase option or risk of forfeiture, and the certificates representing such shares of Pivot Common Stock shall accordingly be marked with appropriate legends. Merger Partner shall take all action that may be necessary to ensure that, from and after the Effective Time, Pivot is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

(c) No fractional shares of Pivot Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Merger Partner Common Stock who would otherwise be entitled to receive a fraction of a share of Pivot Common Stock (after aggregating all fractional shares of Pivot Common Stock issuable to such holder) shall, in lieu of such fraction of a share and upon surrender of such holder’s Merger Partner Stock Certificate(s) (as defined in Section 1.7), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing price of a share of Pivot Common Stock on The NASDAQ Global Market (or such other NASDAQ market on which the Pivot Common Stock then trades) on the date the Merger becomes effective.

(d) All Merger Partner Options outstanding immediately prior to the Effective Time under the Merger Partner Stock Option Plan and all Merger Partner Warrants outstanding immediately prior to the Effective Time shall be exchanged for options to purchase Pivot Common Stock or warrants to purchase Pivot Common Stock, as applicable, in accordance with Section 5.5.

(e) Each share of Common Stock, $0.0001 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock, $0.0001 par value per share, of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall, as of the Effective Time, evidence ownership of such shares of Common Stock of the Surviving Corporation.

(f) If, between the date of this Agreement and the Effective Time, the outstanding shares of Merger Partner Capital Stock or Pivot Common Stock shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratio shall be correspondingly adjusted to provide the holders of Merger Partner Common Stock, Merger Partner Preferred Stock, Merger Partner Options and Merger Partner Warrants the same economic effect as contemplated by this Agreement prior to such event.

1.6 Calculation of Net Cash.

(a) For the purposes of this Agreement, the “Determination Date” shall be the date that is ten (10) calendar days prior to the anticipated date for Closing, as agreed upon by Pivot and Merger Partner at least ten (10) calendar days prior to the Pivot Stockholders Meeting (the “Anticipated Closing Date”); provided, that, notwithstanding the foregoing, if the Form S-4 Registration Statement is not filed on or before October 5, 2008, then the “Determination Date” shall be December 31, 2008. Merger Partner shall reasonably cooperate with Pivot and provide Pivot, and require its Representatives, advisors, accountants and attorneys to provide, Pivot and its Representatives, advisors, accountants and attorneys, with all true, correct and complete information regarding Merger Partner that is required by law to be included in the Form S-4 Registration Statement or reasonably requested from Merger Partner to be included in the Form S-4 Registration Statement. On the fifth calendar day after the Determination Date, Pivot shall deliver to Merger Partner a schedule (an “Estimated Net Cash Schedule”) setting forth, in reasonable detail, Pivot’s calculation of Net Cash (using an estimate of Pivot’s accounts payable and accrued expenses, in each case as of such date and determined in a manner substantially consistent with the manner in which such items were determined for Pivot’s most recent SEC filings) (the “Net Cash Calculation”) as of such applicable Determination Date prepared by Pivot’s Chief Financial Officer. Within five (5) calendar days following the Determination Date, Pivot shall deliver to Merger Partner a schedule (a “Final Net Cash Schedule”) setting forth the Net Cash Calculation as of such Determination Date prepared by Pivot. Pivot shall make the work papers and back-up materials used in preparing the applicable Estimated Net Cash Schedule and Final Net Cash Schedule available to Merger Partner and, if requested by Merger Partners, its accountants and counsel at reasonable times and upon reasonable notice.

(b) Within three (3) calendar days after Pivot delivers the applicable Estimated Net Cash Schedule or Final Net Cash Schedule (a “Response Date”), Merger Partner shall have the right to dispute any part of such Estimated Net Cash Schedule or Final Net Cash Schedule by delivering a written notice to that effect to Pivot (a “Dispute Notice”). Any Dispute Notice shall identify in reasonable detail the nature of any proposed revisions to the applicable Net Cash Calculation.

(c) If on or prior to any Response Date, (i) Merger Partner notifies Pivot in writing that it has no objections to the applicable Net Cash Calculation or (ii) Merger Partner fails to deliver a Dispute Notice as provided in Section 1.6(b), then the Net Cash Calculation as set forth in the applicable Estimated Net Cash Schedule or Final Net Cash Schedule shall be deemed to have been finally determined for purposes of this Agreement and to represent the Net Cash at the Determination Date for purposes of this Agreement.

(d) If Merger Partner delivers a Dispute Notice on or prior to the applicable Response Date, then Representatives of Pivot and Merger Partner shall promptly meet and attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of Net Cash, which agreed upon Net Cash amount shall be deemed to have been finally determined for purposes of this Agreement and to represent the Net Cash at the Determination Date for purposes of this Agreement.

(e) If Representatives of Pivot and Merger Partner are unable to negotiate an agreed-upon determination of Net Cash at a Determination Date pursuant to Section 1.6(d) within three (3) calendar days after delivery of the applicable Dispute Notice (or such other period as Pivot and Merger Partner may mutually agree upon), then Pivot and Merger Partner shall jointly select an independent auditor of recognized national standing (the “Accounting Firm”) to resolve any remaining disagreements as to the Net Cash Calculation. Pivot shall promptly deliver to the Accounting Firm the work papers and back-up materials used in preparing the applicable Estimated Net Cash Schedule or Final Net Cash Schedule, and Pivot and Merger Partner shall use their best efforts to cause the Accounting Firm to make its determination within ten (10) calendar days of accepting its selection. Merger Partner and Pivot shall be afforded the opportunity to present to the Accounting Firm any material related to the unresolved disputes and to discuss the issues with the Accounting Firm; provided, however, that no such presentation or discussion shall occur without the presence of a Representative of each of Merger Partner and Pivot. The determination of the Accounting Firm shall be limited to the disagreements submitted to the Accounting Firm. The determination of the amount of Net Cash made by the Accounting Firm shall be deemed to have been finally determined for purposes of this Agreement and to represent the Net Cash at the Determination Date for purposes of this Agreement, and the Parties shall delay the Closing until the resolution of the matters described in this Section 1.6(e). The fees and expenses of the Accounting Firm shall be allocated between Pivot and Merger Partner in the same proportion that the disputed amount of the Net Cash that was unsuccessfully disputed by such Party (as finally determined by the Accounting Firm) bears to the total disputed amount of the Net Cash amount. If this Section 1.6(e) applies as to the determination of the Net Cash at the Determination Date described in Section 1.6(a), upon resolution of the matter in accordance with this Section 1.6(e), the Parties shall not be required to determine Net Cash again even though the Closing Date may occur later than the Anticipated Closing Date.

1.7 Closing of Merger Partner’s Transfer Books. At the Effective Time: (a) all shares of Merger Partner Common Stock and Merger Partner Preferred Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of certificates representing shares of Merger Partner Common Stock and Merger Partner Preferred Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of Merger Partner; and (b) the stock transfer books of Merger Partner shall be closed with respect to all shares of Merger Partner Common Stock and Merger Partner Preferred Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Merger Partner Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Merger Partner Common Stock outstanding immediately prior to the Effective Time (a “Merger Partner Stock Certificate”) is presented to the Exchange Agent (as defined in Section 1.8) or to the Surviving Corporation, such Merger Partner Stock Certificate shall be canceled and shall be exchanged as provided in Sections 1.5 and 1.8.

1.8 Surrender of Certificates.

(a) On or prior to the Closing Date, Pivot and Merger Partner shall agree upon and select a reputable bank, transfer agent or trust company to act as exchange agent in the Merger (the “Exchange Agent”). At the Effective Time, Pivot shall deposit with the Exchange Agent: (i) certificates representing the shares of Pivot Common Stock issuable pursuant to Section 1.5(a) and (ii) cash sufficient to make payments in lieu of fractional shares in accordance with Section 1.5(c). The shares of Pivot Common Stock and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the “Exchange Fund.”

(b) At or before the Effective Time, Merger Partner will deliver to Pivot a true, complete and accurate listing of all record holders of Merger Partner Stock Certificates at the Effective Time, including the number and class of shares of Merger Partner’s capital stock held by such record holder and the number of shares of Pivot Common Stock such holder is entitled to receive pursuant to Section 1.5. Promptly after the Effective Time, the Parties shall cause the Exchange Agent to mail to the Persons who were record holders of Merger Partner Stock Certificates immediately prior to the Effective Time: (i) a letter of transmittal in customary form and containing such provisions as Pivot may reasonably specify (including a provision confirming that delivery of Merger Partner Stock Certificates shall be effected, and risk of loss and title to Merger Partner Stock Certificates shall pass, only upon delivery of such Merger Partner Stock Certificates to the Exchange Agent); and (ii) instructions for use in effecting the surrender of Merger Partner Stock Certificates in exchange for certificates representing Pivot Common Stock. Upon surrender of a Merger Partner Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Pivot: (A) the holder of such Merger Partner Stock Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Pivot Common Stock that such holder has the right to receive pursuant to the provisions of Section 1.5(a) (and cash in lieu of any fractional share of Pivot Common Stock); and (B) the Merger Partner Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.8(b), each Merger Partner Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive shares of Pivot Common Stock (and cash in lieu of any fractional share of Pivot Common Stock). If any Merger Partner Stock Certificate shall have been lost, stolen or destroyed, Pivot may, in its discretion and as a condition precedent to the delivery of any shares of Pivot Common Stock and in the case of Merger Partner Certificates representing Merger Partner Preferred Stock, require the owner of such lost, stolen or destroyed Merger Partner Stock Certificate to provide an applicable affidavit with respect to such Merger Partner Stock Certificate and post a bond indemnifying Pivot against any claim suffered by Pivot related to the lost, stolen or destroyed Merger Partner Stock Certificate or any Pivot Common Stock issued in exchange therefor as Pivot may reasonably request.

(c) No dividends or other distributions declared or made with respect to Pivot Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Merger Partner Stock Certificate with respect to the shares of Pivot Common Stock that such holder has the right to receive in the Merger until such holder surrenders such Merger Partner Stock Certificate in accordance with this Section 1.8 (at which time such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar laws, to receive all such dividends and distributions, without interest).

(d) Any portion of the Exchange Fund that remains undistributed to holders of Merger Partner Stock Certificates as of the date 180 days after the Closing Date shall be delivered to Pivot upon demand, and any holders of Merger Partner Stock Certificates who have not theretofore surrendered their Merger Partner Stock Certificates in accordance with this Section 1.8 shall thereafter look only to Pivot for satisfaction of their claims for Pivot Common Stock, cash in lieu of fractional shares of Pivot Common Stock and any dividends or distributions with respect to shares of Pivot Common Stock.

(e) Each of the Exchange Agent, Pivot and the Surviving Corporation shall be entitled to deduct and withhold from any consideration deliverable pursuant to this Agreement to any holder of any Merger Partner Stock Certificate such amounts as are required to be deducted or withheld from such consideration under the Code or under any other applicable Legal Requirement and shall be entitled to request any reasonably appropriate Tax forms, including Form W-9 (or the appropriate Form W-8, as applicable) from any recipient of payments hereunder. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f) No party to this Agreement shall be liable to any holder of any Merger Partner Stock Certificate or to any other Person with respect to any shares of Pivot Common Stock (or dividends or distributions with respect thereto) or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

1.9 Appraisal Rights.

(a) Notwithstanding any provision of this Agreement to the contrary, shares of Merger Partner Capital Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who have exercised and perfected appraisal rights for such shares of Merger Partner Capital Stock in accordance with the DGCL and/or Chapter 13 of the California General Corporation Law (the “CGCL”) (collectively, the

“Dissenting Shares”) shall not be converted into or represent the right to receive the per share amount of the merger consideration described in Section 1.5 attributable to such Dissenting Shares. Such stockholders shall be entitled to receive payment of the appraised value of such shares of Merger Partner Capital Stock held by them in accordance with the DGCL or the CGCL, unless and until such stockholders fail to perfect or effectively withdraw or otherwise lose their appraisal rights under the DGCL or CGCL. All Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their right to appraisal of such shares of Merger Partner Capital Stock under the DGCL or CGCL shall thereupon be deemed to be converted into and to have become exchangeable for, as of the Effective Time, the right to receive the per share amount of the merger consideration attributable to such Dissenting Shares upon their surrender in the manner provided in Section 1.5.

(b) Merger Partner shall give Pivot prompt written notice of any demands by dissenting stockholders received by Merger Partner, withdrawals of such demands and any other instruments served on Merger Partner and any material correspondence received by Merger Partner in connection with such demands.

1.10 Further Action. If, at any time after the Effective Time, any further action is determined by the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Partner, then the officers and directors of the Surviving Corporation shall be fully authorized, and shall use their commercially reasonable efforts (in the name of Merger Partner, in the name of Merger Sub and otherwise) to take such action.

1.11 Tax Consequences. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder. The parties to this Agreement adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations.

Section 2. REPRESENTATIONS AND WARRANTIES OF MERGER PARTNER

Merger Partner represents and warrants to Pivot and Merger Sub as follows, except as set forth in the written disclosure schedule delivered by Merger Partner to Pivot (the “Merger Partner Disclosure Schedule”). The Merger Partner Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Section 2. The disclosures in any section or subsection of the Merger Partner Disclosure Schedule shall qualify other sections and subsections in this Section 2 to the extent it is reasonably clear from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. The inclusion of any information in the Merger Partner Disclosure Schedule (or any update thereto) shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Merger Partner Material Adverse Effect, or is outside the Ordinary Course of Business.

2.1 Subsidiaries; Due Organization; Etc.

(a) Merger Partner has no Subsidiaries, except for the Entities identified in Part 2.1(a) of the Merger Partner Disclosure Schedule; and neither Merger Partner nor any of the other Entities identified in Part 2.1(a) of the Merger Partner Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 2.1(a) of the Merger Partner Disclosure Schedule. Merger Partner has not agreed nor is obligated to make, nor is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Merger Partner has not, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

(b) Each of Merger Partner and the Merger Partner Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(c) Each of Merger Partner and the Merger Partner Subsidiaries is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Merger Partner Material Adverse Effect.

2.2 Certificate of Incorporation; Bylaws; Charters and Codes of Conduct. Merger Partner has delivered to Pivot accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents, including all currently effective amendments thereto for Merger Partner and each Merger Partner Subsidiary. Part 2.2 of the Merger Partner Disclosure Schedule lists, and Merger Partner has delivered to Pivot, accurate and complete copies of: (a) the charters of all committees of Merger Partner’s board of directors; and (b) any code of conduct or similar policy adopted by Merger Partner or by the board of directors, or any committee of the board of directors, of Merger Partner. Neither Merger Partner nor any Merger Partner Subsidiary has taken any action in breach or violation of any of the provisions of its certificate of incorporation, bylaws and other charter and organizational documents nor is in breach or violation of any of the material provisions of their respective certificates of incorporation, bylaws and other charter and organizational documents, except as would not reasonably be expected to have, individually or in the aggregate, a Merger Partner Material Adverse Effect.

2.3 Capitalization, Etc.

(a) The authorized capital stock of Merger Partner consists of (i) 66,000,000 shares of Merger Partner Common Stock, par value $0.001 per share, of which 3,528,961 shares have been issued and are outstanding as of the date of this Agreement, (ii) 426,008 shares of Series A Preferred Stock, par value $0.001 per share of which 426,008 shares have been issued and are outstanding; (iii) 7,966,748 shares of Series B Preferred Stock, par value $0.001 per share of which 7,966,748 shares have been issued and are outstanding; (iv) 21,300,000 shares of Series C Preferred Stock, par value $0.001 per share of which 20,079,889 shares have been issued and are outstanding; and (v) 24,029,412 shares of Series D Preferred Stock, par value $0.001 per share of which 23,529,410 shares have been issued and are outstanding. Merger Partner does not hold any shares of its capital stock in its treasury. All of the outstanding shares of Merger Partner Common Stock and Merger Partner Preferred Stock have been duly authorized and validly issued, and are fully paid and nonassessable. Except as set forth in Part 2.3(a) of the Merger Partner Disclosure Schedule, none of the outstanding shares of Merger Partner Common Stock or Merger Partner Preferred Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right and none of the outstanding shares of Merger Partner Common Stock or Merger Partner Preferred Stock is subject to any right of first refusal in favor of Merger Partner. Except as contemplated herein or as set forth in the Merger Partner Disclosure Schedule, there is no Merger Partner Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Merger Partner Common Stock or Merger Partner Preferred Stock. Merger Partner is not under any obligation, nor is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Merger Partner Common Stock or other securities. Part 2.3(a) of the Merger Partner Disclosure Schedule accurately and completely describes all repurchase rights held by Merger Partner with respect to shares of Merger Partner Common Stock (including shares issued pursuant to the exercise of stock options) and Merger Partner Preferred Stock, and specifies each holder of Merger Partner Common Stock or Merger Partner Preferred Stock, the date of purchase of such Merger Partner Common Stock or Merger Partner Preferred Stock, the number of shares of Merger Partner Common Stock or Merger Partner Preferred Stock subject to such repurchase rights, the purchase price paid by such holder, the vesting schedule under which such repurchase rights lapse, and whether the holder of such Merger Partner Common Stock or Merger Partner

Preferred Stock filed an election under Section 83(b) of the Code with respect to such Merger Partner Common Stock or Merger Partner Preferred Stock within thirty (30) days of purchase. Each share of Merger Partner Preferred Stock is convertible into one share of Merger Partner Common Stock.

(b) Except for the Merger Partner Amended and Restated 2002 Stock Option Plan (the “Merger Partner Stock Option Plan”), Merger Partner does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. Merger Partner has reserved 10,043,185 shares of Merger Partner Common Stock for issuance under the Merger Partner Stock Option Plan, of which 1,760,062 shares have been issued and 7,707,034 shares are subject to issuance pursuant to stock options granted and outstanding under the Merger Partner Stock Option Plan and 576,089 shares of Merger Partner Common Stock are reserved for future issuance pursuant to stock options not yet granted under the Merger Partner Stock Option Plan. 1,103,769 shares of Merger Partner Series C Preferred Stock are reserved for future issuance pursuant to warrants to purchase Merger Partner Series C Preferred Stock (collectively, the “Merger Partner Warrants”). Part 2.3(b) of the Merger Partner Disclosure Schedule sets forth the following information with respect to each Merger Partner Option outstanding as of the date of this Agreement: (A) the name of the optionee; (B) the number of shares of Merger Partner Common Stock subject to such Merger Partner Option at the time of grant; (C) the number of shares of Merger Partner Common Stock subject to such Merger Partner Option as of the date of this Agreement; (D) the exercise price of such Merger Partner Option; (E) the date on which such Merger Partner Option was granted; (F) the applicable vesting schedule, including the number of vested and unvested shares; (G) the date on which such Merger Partner Option expires; and (H) whether such Merger Partner Option is an “incentive stock option” (as defined in the Code) or a non-qualified stock option. Merger Partner has made available to Pivot an accurate and complete copy of the Merger Partner Stock Option Plan, forms of all stock option agreements approved for use thereunder, copies of resolutions of the board of directors approving option grants and copies of stockholder resolutions approving all stock option plans pursuant to which Merger Partner has ever granted stock options. No Merger Partner Options are subject to the requirements of Section 409A of the Code. No vesting of Merger Partner Options will accelerate in connection with the closing of the Proposed Transactions.

(c) Except for the outstanding Merger Partner Options, Merger Partner Warrants or as set forth on Part 2.3(c) of the Merger Partner Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Merger Partner; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Merger Partner; (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which Merger Partner is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of any Merger Partner. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to Merger Partner.

(d) All outstanding shares of Merger Partner Common Stock, Merger Partner Preferred Stock, options, warrants and other securities of Merger Partner have been issued and granted in material compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts. Merger Partner has delivered to Pivot accurate and complete copies of all Merger Partner Warrants.

2.4 Financial Statements.

(a) Part 2.4(a) of the Merger Partner Disclosure Schedule includes true and complete copies of Merger Partner’s audited consolidated balance sheet at December 31, 2007, Merger Partner’s unaudited consolidated balance sheet at June 30, 2008, and Merger Partner’s audited statements of income, cash flow and shareholders’ equity for the years ended December 31, 2005, 2006 and 2007 (collectively, the “Merger Partner Financials”). The Merger Partner Financials (i) were prepared in accordance with United States general accepted accounting principles (“GAAP”) (except as may be indicated in the footnotes to such Merger Partner Financials and that unaudited financial statements may not have notes thereto and other presentation items that may be required by GAAP and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated and (ii) fairly present the financial condition and operating results of Merger Partner as of the dates and for the periods indicated therein.

(b) Each of Merger Partner and its Subsidiaries maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; provided, however, that the Merger Partner has neither adopted, nor has it conducted an evaluation of compliance of Merger Partner’s internal accounting controls with, the Internal Control Framework developed by the Committee of Sponsoring Organizations of the Treadway Commission. Merger Partner maintains internal control over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting purposes.

(c) Part 2.4(c) of the Merger Partner Disclosure Schedule lists, and Merger Partner has delivered to Pivot accurate and complete copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K under the Exchange Act) effected by Merger Partner since December 31, 2005.

(d) Since January 1, 2005, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of Merger Partner, Merger Partner’s Board of Director or any committee thereof. Since January 1, 2005, neither Merger Partner nor its independent auditors have identified (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Merger Partner and the Merger Partner Subsidiaries, (ii) any fraud, whether or not material, that involves Merger Partner’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Merger Partner and the Merger Partner Subsidiaries or (iii) any claim or allegation regarding any of the foregoing.

2.5 Absence of Changes. Except as set forth on Part 2.5 of the Merger Partner Disclosure Schedule, since December 31, 2007:

(a) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets or business of Merger Partner or any Merger Partner Subsidiary (whether or not covered by insurance);

(b) Merger Partner has not: (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock; or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

(c) Merger Partner has not sold, issued or granted, or authorized the issuance of: (i) any capital stock or other security (except for Merger Partner Common Stock issued upon the valid exercise of outstanding Merger Partner Options); (ii) any option, warrant or right to acquire any capital stock or any other security (except for Merger Partner Options identified in Part 2.3(b) of the Merger Partner Disclosure Schedule); or (iii) any instrument convertible into or exchangeable for any capital stock or other security except for the repurchase or reacquisition of shares pursuant to Merger Partner rights arising upon an individual’s termination as an employee, director or consultant;

(d) there has been no amendment to the certificate of incorporation, bylaws or other charter or organizational documents of Merger Partner or any Merger Partner Subsidiary, and neither Merger Partner nor any Merger Partner Subsidiary has effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(e) Merger Partner has not amended or waived any of its rights under, or exercised its discretion to permit the acceleration of vesting under any provision of: (i) the Merger Partner Stock Option Plan; (ii) any Merger Partner Option or any Contract evidencing or relating to any Merger Partner Option; (iii) any restricted stock purchase agreement; or (iv) any other Contract evidencing or relating to any equity award (whether payable in cash or stock);

(f) Neither Merger Partner nor any Merger Partner Subsidiary has formed any Subsidiary or acquired any equity interest or other interest in any other Entity;

(g) Neither Merger Partner nor any Merger Partner Subsidiary has: (i) lent money to any Person; (ii) incurred or guaranteed any indebtedness; (iii) issued or sold any debt securities or options, warrants, calls or other rights to acquire any debt securities; (iv) guaranteed any debt securities of others; or (v) made any capital expenditure or commitment in excess of $100,000;

(h) Neither Merger Partner nor any Merger Partner Subsidiary has changed any of its accounting methods, principles or practices;

(i) Neither Merger Partner nor any Merger Partner Subsidiary has made, changed or revoked any material Tax election, filed any material amendment to any Tax Return, adopted or changed any accounting method in respect of Taxes, changed any annual Tax accounting period, entered into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement, other than commercial contracts entered into in the Ordinary Course of Business with vendors, customers or landlords, entered into any closing agreement with respect to any Tax, settled or compromised any claim, notice, audit report or assessment in respect of material Taxes, applied for or entered into any ruling from any Tax authority with respect to Taxes, surrendered any right to claim a material Tax refund, or consented to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(j) Neither Merger Partner nor any Merger Partner Subsidiary has commenced or settled any Legal Proceeding;

(k) Neither Merger Partner nor any Merger Partner Subsidiary has entered into any material transaction outside the Ordinary Course of Business;

(l) Neither Merger Partner nor any Merger Partner Subsidiary has acquired any material assets nor sold, leased or otherwise irrevocably disposed of any of its material assets or properties, nor has any Encumbrance been granted with respect to such assets or properties, except for Encumbrances of immaterial assets in the Ordinary Course of Business consistent with past practices;

(m) there has been no entry into, amendment or termination of any Merger Partner Material Contract;

(n) there has been no (i) material change in pricing or royalties or other payments set or charged by Merger Partner or any Merger Partner Subsidiary to its customers or licensees, (ii) agreement by Merger Partner or any Merger Partner Subsidiary to change pricing or royalties or other payments set or charged by persons who have licensed Intellectual Property to Merger Partner or any Merger Partner Subsidiary, or (iii) as of the date of this Agreement, material change in pricing or royalties or other payments set or charged by persons who have licensed Intellectual Property to Merger Partner or any Merger Partner Subsidiary; and

(o) Neither Merger Partner nor any Merger Partner Subsidiary has negotiated, agreed or committed to take any of the actions referred to in clauses “(c)” through “(n)” above (other than negotiations between the Parties to enter into this Agreement).

2.6 Title to Assets. Each of Merger Partner and the Merger Partner Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or assets and equipment used or held for use in its business or operations or purported to be owned by it, including: (a) all assets reflected on the Merger Partner Unaudited Interim Balance Sheet; and (b) all other assets reflected in the books and records of Merger Partner or any Merger Partner Subsidiary as being owned by Merger Partner or such Merger Partner Subsidiary. All of said assets are owned by Merger Partner or a Merger Partner Subsidiary free and clear of any Encumbrances, except for: (i) any lien for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on Merger Partner’s Unaudited Interim Balance Sheet; (ii) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of Merger Partner; and (iii) liens described in Part 2.6 of the Merger Partner Disclosure Schedule.

2.7 Real Property; Leasehold. Neither Merger Partner nor any Merger Partner Subsidiary owns any real property or any interest in real property, except for the leaseholds created under the real property leases identified in Part 2.7 of the Merger Partner Disclosure Schedule which are in full force and effect and with no existing default thereunder.

2.8 Intellectual Property.

(a) Merger Partner, directly or through a Merger Partner Subsidiary, owns, or has the right to use, and has the right to bring actions for the infringement of, all Merger Partner IP Rights, except for any failure to own or have the right to use, or have the right to bring actions that would not reasonably be expected to have a Merger Partner Material Adverse Effect.

(b) Part 2.8(b) of the Merger Partner Disclosure Schedule is an accurate, true and complete listing of all Merger Partner Registered IP.

(c) Part 2.8(c) of the Merger Partner Disclosure Schedule accurately identifies (i) all Merger Partner IP Rights licensed to Merger Partner (other than (I) any non-customized software that (A) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license and other Intellectual Property associated with such software and (B) is not incorporated into, or material to the development, manufacturing, or distribution of, any of Merger Partner’s products or services and (II) any Intellectual Property licensed ancillary to the purchase or use of equipment, reagents or other materials); (ii) the corresponding Merger Partner Contracts pursuant to which such Merger Partner IP Rights are licensed to Merger Partner; and (iii) whether the license or licenses granted to Merger Partner are exclusive or non-exclusive.

(d) Part 2.8(d)(i) of the Merger Partner Disclosure Schedule accurately identifies each Merger Partner Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Merger Partner IP Rights. Except as identified in Part 2.8(d)(ii) of the Merger Partner Disclosure Schedule, Merger Partner is not bound by, and no Merger Partner IP Rights are subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of Merger Partner to use, exploit, assert, or enforce any Merger Partner IP Rights anywhere in the world.

(e) Merger Partner exclusively owns all right, title, and interest to and in Merger Partner IP Rights (other than Merger Partner IP Rights (i) exclusively and non-exclusively licensed to Merger Partner, as identified in Part 2.8(c) of the Merger Partner Disclosure Schedule and (ii) (I) any non-customized software that (A) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license and other Intellectual Property associated with such software and (B) is not incorporated into, or material to the development, manufacturing, or distribution of, any of Merger Partner’s products or services and (II) any Intellectual Property licensed ancillary to the purchase or use of equipment, reagents or other materials) free and clear of any Encumbrances (other than those Encumbrances granted pursuant to the Merger Partner Contracts listed in Part 2.8(d) of the Merger Partner Disclosure Schedule). Without limiting the generality of the foregoing:

(i) All documents and instruments necessary to register or apply for or renew registration of Merger Partner Registered IP have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Body except for any such failure, individually or collectively, that would not reasonably be expected to have a Merger Partner Material Adverse Effect.

(ii) Each Person who is or was an employee or contractor of Merger Partner and who is or was involved in the creation or development of any Merger Partner IP Rights has signed a valid, enforceable agreement containing an assignment of such Intellectual Property to Merger Partner and confidentiality provisions protecting trade secrets and confidential information of Merger Partner. No current or former stockholder, officer, director, or employee of Merger Partner has any claim, right (whether or not currently exercisable), or interest to or in any Merger Partner IP Rights. No employee of Merger Partner is (a) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for Merger Partner or (b) in breach of any Contract with any former employer or other Person concerning Merger Partner IP Rights or confidentiality provisions protecting trade secrets and confidential information comprising Merger Partner IP Rights.

(iii) No funding, facilities, or personnel of any Governmental Body were used, directly or indirectly, to develop or create, in whole or in part, any Merger Partner IP Rights in which Merger Partner has an ownership interest.

(iv) Merger Partner has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce their rights in all proprietary information that Merger Partner holds, or purports to hold, as a trade secret.

(v) Merger Partner has not assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Merger Partner IP Rights to any other Person.

(vi) To the Knowledge of Merger Partner and its Subsidiaries, the Merger Partner IP Rights constitute all Intellectual Property necessary for Merger Partner to conduct its business as currently conducted and planned to be conducted.

(f) Merger Partner has delivered, or made available to Pivot, a complete and accurate copy of all Merger Partner IP Rights Agreements. Neither Merger Partner nor any Merger Partner Subsidiary is a party to any Contract (A) pursuant to which the execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions will constitute a breach, or (B) as a result of such execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions will cause the forfeiture or termination of or Encumbrance upon, or the grant of any license or other right to, or give rise to a right of forfeiture or termination of or Encumbrance upon, any Merger Partner IP Rights or Pivot IP Rights or impair the right of Merger Partner or the Surviving Corporation and its Subsidiaries to use, sell or license any Merger Partner IP Rights or Pivot IP Rights or portion thereof, except for the occurrence of any such breach, forfeiture, termination, Encumbrance, grant or impairment that would not individually or in the aggregate, reasonably be expected to result in a Merger Partner Material Adverse Effect. With respect to each of the Merger Partner IP Rights Agreements: (i) each such agreement is valid and binding on Merger Partner or its Subsidiaries, as applicable, and in full force and effect; (ii) Merger Partner has not received any notice of termination or cancellation under such agreement, or received any notice of breach or default under such agreement, which breach has not been cured or waived; and (iii) Merger Partner and its Subsidiaries, and to the Knowledge of Merger Partner, any other party to such agreement, is not in breach or default thereof in any material respect.

(g) Except as set forth on Part 2.8(g) of the Merger Partner Disclosure Schedule, neither the manufacture, marketing, license, sale or intended use of any product or technology currently licensed or sold or under development by Merger Partner violates any license or agreement between Merger Partner or its Subsidiaries and any third party or, to the Knowledge of Merger Partner and its Subsidiaries, infringes or misappropriates any Intellectual Property right of any other party, which infringement or misappropriation would reasonably be expected to have a Merger Partner Material Adverse Effect. Merger Partner has disclosed in correspondence to Pivot the third-party patents and patent applications found during all freedom to operate searches that were conducted by Merger Partner related to any product or technology currently licensed or sold or under development by Merger Partner. To the Knowledge of Merger Partner and its Subsidiaries, no third party is infringing upon, or violating any license or agreement with Merger Partner or its Subsidiaries relating to any Merger Partner IP Rights. There is no current or pending challenge, claim or Legal Proceeding (including, but not limited to, opposition, interference or other proceeding in any patent or other government office) contesting the validity, ownership or right to use, sell, license or dispose of any Merger Partner IP Rights, nor has Merger Partner received any written notice asserting that any Merger Partner IP Rights or the proposed use, sale, license or disposition thereof conflicts with or infringes or misappropriates or will conflict with or infringe or misappropriate the rights of any other party.

(h) Each item of Merger Partner IP Rights that is Merger Partner Registered IP is and at all times has been filed and maintained in compliance with all applicable Legal Requirements and all filings, payments, and other actions required to be made or taken to maintain such item of Merger Partner Registered IP in full force and effect have been made by the applicable deadline, except for any failure to perform any of the foregoing, individually or collectively, that would not reasonably be expected to have a Merger Partner Material Adverse Effect.

(i) No trademark (whether registered or unregistered) or trade name owned, used, or applied for by Merger Partner conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used, or applied for by any other Person. None of the goodwill associated with or inherent in any trademark (whether registered or unregistered) in which Merger Partner has or purports to have an ownership interest has been impaired.

(j) Except as may be set forth in the Contracts listed on Parts 2.8(c) or 2.8(d) of the Merger Partner Disclosure Schedule (i) Merger Partner is not bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to any Intellectual Property infringement, misappropriation, or similar claim, and (ii) Merger Partner has never assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation, or violation of any Intellectual Property right.

2.9 Agreements, Contracts and Commitments. Part 2.9 of the Merger Partner Disclosure Schedule identifies, except for Merger Partner Contracts set forth in Section 2.13 of the Merger Partner Disclosure Schedule:

(a) each Merger Partner Contract relating to any bonus, deferred compensation, severance, incentive compensation, pension, profit-sharing or retirement plans, or any other employee benefit plans or arrangements;

(b) each Merger Partner Contract relating to the employment of, or the performance of employment-related services by, any Person, including any employee, consultant or independent contractor, not terminable by Merger Partner or its Subsidiaries on ninety (90) days notice without liability, except to the extent general principles of wrongful termination law may limit Merger Partner’s, Merger Partner’s Subsidiaries’ or such successor’s ability to terminate employees at will;

(c) each Merger Partner Contract relating to any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the Contemplated Transactions (either alone or in conjunction with any other event, such as termination of employment) or the value of any of the benefits of which will be calculated on the basis of any of the Contemplated Transactions;

(d) each Merger Partner Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business other than indemnification agreements between Merger Partner and any of its respective officers or directors;

(e) each Merger Partner Contract relating to any agreement, contract or commitment containing any covenant limiting the freedom of Merger Partner, its Subsidiaries or the Surviving Corporation to engage in any line of business or compete with any Person;

(f) each Merger Partner Contract relating to any agreement, contract or commitment relating to capital expenditures and involving obligations after the date of this Agreement in excess of $100,000 and not cancelable without penalty;

(g) each Merger Partner Contract relating to any agreement, contract or commitment currently in force relating to the disposition or acquisition of material assets or any ownership interest in any Entity;

(h) each Merger Partner Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $100,000 or creating any material Encumbrances with respect to any assets of Merger Partner or any Merger Partner Subsidiary or any loans or debt obligations with officers or directors of Merger Partner;

(i) each Merger Partner Contract relating to (i) any distribution agreement (identifying any that contain exclusivity provisions); (ii) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of Merger Partner (iii) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which Merger Partner or its Subsidiaries has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which Merger Partner or its Subsidiaries has continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by Merger Partner or such Merger Partner Subsidiary; or (iv) any Contract currently in force to license any third party to manufacture or produce any Merger Partner product, service or technology or any Contract currently in force to sell, distribute or commercialize any Merger Partner products or service except agreements with distributors or sales representatives in the Ordinary Course of Business;

(j) each Merger Partner Contract with any Person, including without limitation any financial advisor, broker, finder, investment banker or other Person, providing advisory services to Merger Partner in connection with the Contemplated Transactions; or

(k) any other agreement, contract or commitment (i) which involves payment or receipt by Merger Partner or its Subsidiaries under any such agreement, contract or commitment of $100,000 or more in the aggregate or obligations after the date of this Agreement in excess of $100,000 in the aggregate, or (ii) that is material to the business or operations of Merger Partner and its Subsidiaries.

Merger Partner has delivered to Pivot accurate and complete (except for applicable redactions thereto) copies of all material written Merger Partner Contracts, including all amendments thereto. There are no material Merger Partner Contracts that are not in written form. Except as set forth on Part 2.9 of the Merger Partner Disclosure Schedule, neither Merger Partner nor any of its Subsidiaries has, nor to Merger Partner’s Knowledge, as of the date of this Agreement has any other party to a Merger Partner Material Contract (as defined below), breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any of the agreements, contracts or commitments to which Merger Partner or its Subsidiaries is a party or by which it is bound of the type described in clauses (a) through (k) above (any such agreement, contract or commitment, a “Merger Partner Material Contract”) in such manner as would permit any other party to cancel or terminate any such Merger Partner Material Contract, or would permit any other party to seek damages which would reasonably be expected to have a Merger Partner Material Adverse Effect. As to Merger Partner and its Subsidiaries, as of the date of this Agreement, each Merger Partner Material Contract is valid, binding, enforceable and in full force and effect, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. The consummation of the Contemplated Transactions shall not (either alone or upon the occurrence of additional acts or events) result in any material payment or payments becoming due from Merger Partner, any Merger Partner Subsidiary, the Surviving Corporation or Pivot to any Person under any

Merger Partner Contract or give any Person the right to terminate or alter the provisions of any Merger Partner Contract. No Person is renegotiating, or has a right pursuant to the terms of any Merger Partner Material Contract to renegotiate, any material amount paid or payable to Merger Partner under any Merger Partner Material Contract or any other material term or provision of any Merger Partner Material Contract. Part 2.9 of the Merger Partner Disclosure Schedule identifies and provides a brief description of each proposed Contract as to which any written bid, offer, award, proposal, term sheet or similar written document has been submitted or received by Merger Partner (other than term sheets and proposals provided by Merger Partner or to Merger Partner by any party related to the subject matter of this transaction or an Acquisition Proposal made prior to the date hereof) that if entered into by Merger Partner or any Merger Partner Subsidiary would be a Merger Partner Material Contract.

2.10 Liabilities. As of the date hereof, neither Merger Partner nor any Merger Partner Subsidiary has any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any kind, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in the financial statements in accordance with GAAP) (each a “Liability”), individually or in the aggregate, except for: (a) Liabilities identified as such in the “liabilities” column of the Merger Partner Unaudited Interim Balance Sheet; (b) normal and recurring current Liabilities that have been incurred by Merger Partner or its Subsidiaries since the date of the Merger Partner Unaudited Interim Balance Sheet in the Ordinary Course of Business and which are not in excess of $100,000 in the aggregate; (c) Liabilities for performance of obligations of Merger Partner or any Merger Partner Subsidiary under Merger Partner Contracts; and (d) Liabilities described in Part 2.10 of the Merger Partner Disclosure Schedule.

2.11 Compliance; Permits; Restrictions.

(a) Merger Partner and each Merger Partner Subsidiary are, and since January 1, 2005 have been, in compliance in all material respects with all applicable Legal Requirements. No investigation, claim, suit, proceeding, audit or other action by any Governmental Body or authority is pending or, to the Knowledge of Merger Partner, threatened against Merger Partner or any Merger Partner Subsidiary, nor has any Governmental Body or authority indicated to Merger Partner an intention to conduct the same. There is no agreement, judgment, injunction, order or decree binding upon Merger Partner or any Merger Partner Subsidiary which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Merger Partner or any Merger Partner Subsidiary, any acquisition of material property by Merger Partner or any Merger Partner Subsidiary or the conduct of business by Merger Partner or any Merger Partner Subsidiary as currently conducted, (ii) may have an adverse effect on Merger Partner’s ability to comply with or perform any covenant or obligation under this Agreement, or (iii) may have the effect of preventing, delaying, making illegal or otherwise interfering with the Merger or any of the Contemplated Transactions.

(b) Merger Partner and the Merger Partner Subsidiaries hold all required Governmental Authorizations which are material to the operation of the business of Merger Partner (collectively, the “Merger Partner Permits”) as currently conducted. Part 2.11(b) of the Merger Partner Disclosure Schedule identifies each Merger Partner Permit. Each of Merger Partner and each Merger Partner Subsidiary is in material compliance with the terms of the Merger Partner Permits. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the Knowledge of Merger Partner, threatened, which seeks to revoke, limit, suspend, or materially modify any Merger Partner Permit. The rights and benefits of each material Merger Partner Permit will be available to the Surviving Corporation immediately after the Effective Time on terms substantially identical to those enjoyed by Merger Partner and its Subsidiaries as of the date of this Agreement and immediately prior to the Effective Time.

(c) There are no proceedings pending or threatened with respect to an alleged violation by Merger Partner or any of its Subsidiaries of the Federal Food, Drug, and Cosmetic Act (“FDCA”), Food and Drug Administration (“FDA”) regulations adopted thereunder, the Controlled Substance Act or any other similar Legal Requirements promulgated by the FDA or other comparable Governmental Body responsible for regulation of the development, clinical testing, manufacturing, sale, marketing, distribution and importation or exportation of drug products (“Drug Regulatory Agency”).

(d) Merger Partner holds all required Governmental Authorizations issuable by any Drug Regulatory Agency necessary for the conduct of the business of Merger Partner as currently conducted, and development, clinical testing, manufacturing, marketing, distribution and importation or exportation, as currently conducted, of any of its products or product candidates, including Intermezzo and TO-2060 (the “Merger Partner Product Candidates”) (the “Merger Partner Regulatory Permits”) and no such Merger Partner Regulatory Permit has been (i) revoked, withdrawn, suspended, cancelled or terminated or (ii) modified in any adverse manner, other than immaterial adverse modifications. Merger Partner is in compliance in all material respects with the Merger Partner Regulatory Permits and has not received any written notice or other written communication from any Drug Regulatory Agency regarding (A) any material violation of or failure to comply materially with any term or requirement of any Merger Partner Regulatory Permit or (B) any revocation, withdrawal, suspension, cancellation, termination or material modification of any Merger Partner Regulatory Permit. Except for the information and files identified in Part 2.11(d) of the Merger Partner Disclosure Schedule, Merger Partner has made available to Pivot all information requested by Pivot in Merger Partner’s possession or control relating to the Merger Partner Product Candidates and the development, clinical testing, manufacturing, importation and exportation of the Merger Partner Product Candidates, including without limitation, complete copies of the following (to the extent there are any): (x) adverse event reports; clinical study reports and material study data; and inspection reports, notices of adverse findings, warning letters, filings and letters and other written correspondence to and from any Drug Regulatory Agency; and meeting minutes with any Drug Regulatory Agency; and (y) similar reports, material study data, notices, letters, filings, correspondence and meeting minutes with any other Governmental Authority.

(e) All clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, Merger Partner or in which Merger Partner or its current products or product candidates, including the Merger Partner Product Candidates, have participated were and, if still pending, are being conducted in all material respects in accordance with standard medical and scientific research procedures and in compliance with the applicable regulations of the Drug Regulatory Agencies and other applicable Legal Requirements, including, without limitation, 21 C.F.R. Parts 50, 54, 56, 58 and 312. Since January 1, 2005, Merger Partner has not received any notices, correspondence, or other communications from any Drug Regulatory Agency requiring, or to the Knowledge of Merger Partner, threatening to initiate, the termination or suspension of any clinical studies conducted by or on behalf of, or sponsored by, Merger Partner or in which Merger Partner or its current products or product candidates, including the Merger Partner Product Candidates, have participated.

(f) Neither Merger Partner nor any of the Merger Partner Subsidiaries is the subject of any pending, or to the Knowledge of Merger Partner or the Merger Partner Subsidiaries, threatened investigation in respect of its business or products by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. To the Knowledge of Merger Partner or any of the Merger Partner Subsidiaries, neither Merger Partner nor any of the Merger Partner Subsidiaries has committed any acts, made any statement, or failed to make any statement, in each case in respect of its business or products that would violate FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy, and any amendments thereto. Neither Merger Partner nor any of its officers, employees or agents has been convicted of any crime or engaged in any conduct that could result in a debarment or exclusion (i) under 21 U.S.C. Section 335a or (ii) any similar applicable Legal Requirement. To the Knowledge of Merger Partner, no debarment or exclusionary claims, actions, proceedings or investigations in respect of their business or products are pending or threatened against Merger Partner or any of its officers, employees or agents.

2.12 Tax Matters.

(a) Merger Partner and each Merger Partner Subsidiary have timely filed all federal income Tax Returns and other material Tax Returns that they were required to file under applicable Legal Requirements. All such Tax Returns were correct and complete in all material respects and have been prepared in material compliance with all applicable Legal Requirements. Neither Merger Partner nor any Merger Partner Subsidiary is

currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where Merger Partner or any Merger Partner Subsidiary does not file Tax Returns that it is subject to taxation by that jurisdiction.

(b) All material Taxes due and owing by Merger Partner or any Merger Partner Subsidiary on or before the date hereof (whether or not shown on any Tax Return) have been paid. The unpaid Taxes of Merger Partner and any Merger Partner Subsidiary have been reserved for on the Merger Partner Unaudited Interim Balance Sheet in accordance with GAAP. Since the date of the Merger Partner Unaudited Interim Balance Sheet, neither Merger Partner nor any Merger Partner Subsidiary has incurred any Liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice.

(c) Merger Partner and each Merger Partner Subsidiary have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(d) There are no Encumbrances for Taxes (other than Taxes not yet due and payable or Taxes that are being contested in good faith and for which adequate reserves have been made on Merger Partner’s Unaudited Interim Balance Sheet) upon any of the assets of Merger Partner or any Merger Partner Subsidiary.

(e) No deficiencies for Taxes with respect to Merger Partner or any Merger Partner Subsidiary have been claimed, proposed or assessed by any Governmental Body in writing. There are no pending (or, based on written notice, threatened) audits, assessments or other actions for or relating to any liability in respect of Taxes of Merger Partner or any Merger Partner Subsidiary. No issues relating to Taxes of Merger Partner or any Merger Partner Subsidiary were raised by the relevant Tax authority in any completed audit or examination that would reasonably be expected to result in a material amount of Taxes in a later taxable period. Merger Partner has delivered or made available to Pivot complete and accurate copies of all federal income Tax and all other material Tax Returns of Merger Partner and each Merger Partner Subsidiary (and predecessors of each) for all taxable years remaining open under the applicable statute of limitations, and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by Merger Partner and each Merger Partner Subsidiary (and predecessors of each), with respect to federal income Tax and all other material Taxes. Neither Merger Partner nor any Merger Partner Subsidiary (or any of their predecessors) has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver.

(f) All material elections with respect to Taxes affecting Merger Partner or any Merger Partner Subsidiary as of the date hereof, to the extent such elections are not shown on or in the Tax Returns that have been delivered or made available to Pivot, are set forth on Schedule 2.12(f). Neither Merger Partner nor any Merger Partner Subsidiary (i) has consented at any time under former Section 341(f)(1) of the Code to have the provisions of former Section 341(f)(2) of the Code apply to any disposition of the assets of Merger Partner or any Merger Partner Subsidiary; (ii) has agreed, or is required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (iii) has made an election, or is required, to treat any of its assets as owned by another Person for Tax purposes or as a tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; (iv) has acquired or owns any assets that directly or indirectly secure any debt the interest on which is tax exempt under Section 103(a) of the Code; (v) has made or will make a consent dividend election under Section 565 of the Code; (vi) has elected at any time to be treated as an S corporation within the meaning of Sections 1361 or 1362 of the Code; or (vii) has made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable provision of state, local or foreign law.

(g) Neither Merger Partner nor any Merger Partner Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(h) Neither Merger Partner nor any Merger Partner Subsidiary is a party to any Tax allocation, Tax sharing or similar agreement (including indemnity arrangements), other than commercial contracts entered into in the Ordinary Course of Business with vendors, customers and landlords.

(i) Neither Merger Partner nor any Merger Partner Subsidiary has ever been a member of an affiliated group filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which is Merger Partner) for federal, state, local or foreign Tax purposes. Neither Merger Partner nor any Merger Partner Subsidiary has any Liability for the Taxes of any Person (other than Merger Partner and any Merger Partner Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by Contract, or otherwise.

(j) Neither Merger Partner nor any Merger Partner Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

(k) Neither Merger Partner nor any Merger Partner Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) installment sale or other open transaction disposition made on or prior to the Closing Date, or (ii) agreement with any Tax authority (including any closing agreement described in Section 7121 of the Code or any similar provision of state, local or foreign law) made or entered into on or prior to the Closing Date.

(l) Neither Merger Partner nor any Merger Partner Subsidiary is a partner for Tax purposes with respect to any joint venture, partnership, or, to the Knowledge of Merger Partner, other arrangement or contract which is treated as a partnership for Tax purposes.

(m) Neither Merger Partner nor any Merger Partner Subsidiary has entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2).

(n) Neither Merger Partner nor any Merger Partner Subsidiary has taken any action, or has any knowledge of any fact or circumstance, that could reasonably be expected to prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

2.13 Employee and Labor Matters; Benefit Plans.

(a) The employment of each of the Merger Partner and Merger Partner Subsidiary employees is terminable by Merger Partner or the applicable Merger Partner Subsidiary at will (or otherwise in accordance with general principles of wrongful termination law). Merger Partner has made available to Pivot accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of Merger Partner Associates to the extent currently effective and material.

(b) To the Knowledge of Merger Partner, no officer or Key Employee of Merger Partner or any Merger Partner Subsidiary intends to terminate his or her employment with Merger Partner or the applicable Merger Partner Subsidiary, nor has any such officer or Key Employee threatened or expressed in writing any intention to do so.

(c) Neither Merger Partner nor any Merger Partner Subsidiary is a party to, bound by, nor has a duty to bargain under, any collective bargaining agreement or other Contract with a labor organization representing any of its employees, and there are no labor organizations representing, purporting to represent or, to the Knowledge of Merger Partner, seeking to represent any employees of Merger Partner or any Merger Partner Subsidiary.

(d) There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, job action, union, organizing activity, question concerning representation or any similar union activity or dispute, affecting Merger Partner or any Merger Partner Subsidiary.

(e) Neither Merger Partner nor any Merger Partner Subsidiary is or has been engaged in any unfair labor practice within the meaning of the National Labor Relations Act. There is no Legal Proceeding, claim, labor dispute or grievance pending or, to the Knowledge of Merger Partner, threatened or reasonably anticipated relating to any employment contract, privacy right, labor dispute, wages and hours, leave of absence, plant closing notification, workers’ compensation policy, long-term disability policy, harassment, retaliation, immigration, employment statute or regulation, safety or discrimination matter involving any Merger Partner Associate, including charges of unfair labor practices or discrimination complaints. Part 2.13(e) of the Merger Partner Disclosure Schedule lists all written and describes all non-written employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, equity-based, incentive, deferred compensation, retirement or supplemental retirement, profit sharing, severance, golden parachute, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs and other similar fringe or employee benefit plans, programs or arrangements, including any employment or executive compensation or severance agreements, written or otherwise, which are currently in effect relating to any present or former employee or director of Merger Partner or any Merger Partner Subsidiary (or any trade or business (whether or not incorporated) which is a Merger Partner Affiliate) or which is maintained by, administered or contributed to by, or required to be contributed to by, Merger Partner, any Merger Partner Subsidiary or any Merger Partner Affiliate, or under which Merger Partner or any Merger Partner Subsidiary or any Merger Partner Affiliate has any current or may incur liability after the date hereof (each, a “Merger Partner Employee Plan”).

(f) With respect to Merger Partner Options granted pursuant to the stock-based compensation plans of Merger Partner (the “Merger Partner Stock Plans”), (i) each Merger Partner Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies, (ii) each grant of a Merger Partner Option was duly authorized no later than the date on which the grant of such Merger Partner Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the board of directors of Merger Partner (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, (iii) each Merger Partner Option grant was made in accordance with the terms of the Merger Partner Stock Plans and all other applicable laws and regulatory rules or requirements and (iv) the per share exercise price of each Merger Partner Option was equal to the fair market value of a share of Merger Partner Common Stock on the applicable Grant Date.

(g) Each Merger Partner Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination with respect to such qualified status from the Internal Revenue Service. To the Knowledge of Merger Partner, nothing has occurred that would reasonably be expected to adversely affect the qualified status of any such Merger Partner Employee Plan or the exempt status of any related trust.

(h) Each Merger Partner Employee Plan has been maintained in compliance, in all material respects, with its terms and, both as to form and operation, with all applicable Legal Requirements, including without limitation, the Code and ERISA.

(i) Neither Merger Partner nor any Merger Partner Subsidiary has engaged in any transaction in violation of Sections 404 or 406 of ERISA or any “prohibited transaction,” as defined in Section 4975(c)(1) of the Code, for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code, or has otherwise violated the provisions of Part 4 of Title I, Subtitle B of ERISA. Neither Merger Partner nor any Merger Partner Subsidiary has knowingly participated in a violation of Part 4 of Title I, Subtitle B of ERISA by any plan fiduciary of any Merger Partner Employee Plan subject to ERISA and neither Merger Partner nor any Merger Partner Subsidiary has been assessed any civil penalty under Section 502(l) of ERISA.

(j) No Merger Partner Employee Plan is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, and neither Merger Partner nor any Merger Partner Subsidiary or Merger Partner Affiliate has ever maintained, contributed to or partially or completely withdrawn from, or incurred any obligation or liability with respect to, any such plan. No Merger Partner Employee Plan is a Multiemployer Plan, and neither Merger Partner nor any Merger Partner Subsidiary or Merger Partner Affiliate has ever contributed to or had an obligation to contribute, or incurred any liability in respect of a contribution, to any Multiemployer Plan. No Merger Partner Employee Plan is a Multiple Employer Plan.

(k) No Merger Partner Employee Plan provides for medical or death benefits beyond termination of service or retirement, other than (i) pursuant to COBRA or an analogous state law requirement or (ii) death or retirement benefits under a Merger Partner Employee Plan qualified under Section 401(a) of the Code.

(l) Neither Merger Partner nor any Merger Partner Subsidiary is a party to any Contract that has resulted or would reasonably be expected to result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of section 280G of the Code and (ii) any amount the deduction for which would be disallowed under Section 162(m) of the Code.

(m) To the Knowledge of Merger Partner, no payment pursuant to any Merger Partner Employee Plan or other arrangement to any “service provider” (as such term is defined in Section 409A of the Code and the United States Treasury Regulations and IRS guidance thereunder) to Merger Partner or any Merger Partner Subsidiary, including the grant, vesting or exercise of any stock option, would subject any Person to tax pursuant to Section 409A(1) of the Code, whether pursuant to the transactions contemplated by this Agreement or otherwise.

(n) Merger Partner has complied with all state and federal laws applicable to employees, including but not limited to COBRA, FMLA, CFRA, HIPPA, the Women’s Health and Cancer Rights Act of 1998, the Newborn’s and Mothers’ Health Protection Act of 1996, and any similar provisions of state law applicable to its Employees. To the extent required under HIPAA and the regulations issued thereunder, Merger Partner has, prior to the Closing Date, performed all obligations under the medical privacy rules of HIPAA (45 C.F.R. Parts 160 and 164), the electronic data interchange requirements of HIPAA (45 C.F.R. Parts 160 and 162), and the security requirements of HIPAA (45 C.F.R. Part 142). Merger Partner has no unsatisfied obligations to any Employees or qualified beneficiaries pursuant to COBRA, HIPAA or any state law governing health care coverage or extension.

(o) Merger Partner is in compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, and hours of work, and in each case, with respect to Employees: (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no actions, suits, claims or administrative matters pending, threatened or reasonably anticipated against Merger Partner, or any of their Employees relating to any Merger Partner employee, employment agreement or Merger Partner Employee Plan. There are no pending or threatened or reasonably anticipated claims or actions against Merger Partner, any of its Subsidiaries, any Merger Partner trustee or any trustee of any Subsidiary under any worker’s compensation policy or long-term disability policy. Neither Merger Partner nor any Subsidiary is party to a conciliation agreement, consent decree or other agreement or order with any federal, state, or local agency or governmental authority with respect to employment practices. Part 3.13(p) of the Disclosure Schedule lists all liabilities of Merger Partner to any Employee, that result from the termination by Merger Partner, Parent or any of its Subsidiaries of such Employee’s employment or provision of services, a change of control of Merger Partner, or a combination thereof. Neither Merger Partner nor any of its Subsidiaries has any material liability with respect to any misclassification of: (a) any Person as an independent contractor rather than as an employee, (b) any employee leased from another employer, or (c) any employee currently or formerly classified as exempt from overtime wages. Neither Merger Partner nor any Subsidiary has taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar state or local law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local law, or incurred any liability or obligation under WARN or any similar state or local law that remains unsatisfied. No terminations prior to the Closing would trigger any notice or other obligations under the WARN Act or similar state or local law.

2.14 Environmental Matters. Merger Partner and each Merger Partner Subsidiary is in compliance with all applicable Environmental Laws, which compliance includes the possession by Merger Partner of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof. Neither Merger Partner nor any Merger Partner Subsidiary has received since January 1, 2005 any written notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that Merger Partner or any Merger Partner Subsidiary is not in compliance with any Environmental Law, and, to the Knowledge of Merger Partner, there are no circumstances that may prevent or interfere with Merger Partner’s compliance with any Environmental Law in the future. To the Knowledge of Merger Partner: (i) no current or prior owner of any property leased or controlled by Merger Partner has received since January 1, 2005 any written notice or other communication relating to property owned or leased at any time by Merger Partner, whether from a Governmental Body, citizens group, employee or otherwise, that alleges that such current or prior owner or Merger Partner is not in compliance with or violated any Environmental Law relating to such property and (ii) it has no material liability under any Environmental Law.

2.15 Insurance.

(a) Merger Partner has delivered to Pivot accurate and complete copies of all material insurance policies and all material self insurance programs and arrangements relating to the business, assets, liabilities and operations of Merger Partner and each Merger Partner Subsidiary. Each of such insurance policies is in full force and effect and Merger Partner and each Merger Partner Subsidiary are in compliance with the terms thereof. Other than customary end of policy notifications from insurance carriers, since January 1, 2005, neither Merger Partner nor any Merger Partner Subsidiary has received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy; or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy. There is no pending workers’ compensation or other claim under or based upon any insurance policy of Merger Partner or any Merger Partner Subsidiary. All information provided to insurance carriers (in applications and otherwise) on behalf of Merger Partner and each Merger Partner Subsidiary is accurate and complete. Merger Partner and each Merger Partner Subsidiary have provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending or threatened against Merger Partner or any Merger Partner Subsidiary, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed Merger Partner or any Merger Partner Subsidiary of its intent to do so.

(b) Merger Partner has delivered to Pivot accurate and complete copies of the existing policies (primary and excess) of directors’ and officers’ liability insurance maintained by Merger Partner and each Merger Partner Subsidiary as of the date of this Agreement (the “Existing Merger Partner D&O Policies”). Part 2.15(b) of the Merger Partner Disclosure Schedule accurately sets forth the most recent annual premiums paid by Merger Partner and each Merger Partner Subsidiary with respect to the Existing Merger Partner D&O Policies.

2.16 Affiliates. Part 2.16 of the Merger Partner Disclosure Schedule identifies each Person who is (or who may be deemed to be) an “affiliate” (as that term is used in Rule 145 under the Securities Act) of Merger Partner as of the date of this Agreement. Since January 1, 2006, there have been no transactions between Merger Partner or any Merger Partner Subsidiary and any Person who is an affiliate of Merger Partner or any Merger Partner Subsidiary.

2.17 Legal Proceedings; Orders.

(a) Except as set forth on Part 2.17 of the Merger Partner Disclosure Schedule, there is no pending Legal Proceeding, and (to the Knowledge of Merger Partner) no Person has threatened in writing to commence any Legal Proceeding: (i) that involves Merger Partner or any of its Subsidiaries, any Merger Partner Associate (in his or her capacity as such) or any of the material assets owned or used by Merger Partner or its Subsidiaries; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions. To the Knowledge of Merger Partner, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding. With regard to any Legal Proceeding set forth on Part 2.17 of the Merger Partner Disclosure Schedule, Merger Partner has provided Pivot or its counsel all pleadings and material written correspondence related to such Legal Proceeding, all insurance policies and material written correspondence with brokers and insurers related to such Legal Proceedings and other information material to an assessment of such Legal Proceeding. Merger Partner has an insurance policy or policies that is expected to cover such Legal Proceeding and has complied with the requirements of such insurance policy or policies to obtain coverage with respect to such Legal Proceeding under such insurance policy or policies.

(b) There is no order, writ, injunction, judgment or decree to which Merger Partner or any Merger Partner Subsidiary, or any of the material assets owned or used by Merger Partner or any Merger Partner Subsidiary, is subject. To the Knowledge of Merger Partner, no officer or other Key Employee of Merger Partner or any Merger Partner Subsidiary is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of Merger Partner or any Merger Partner Subsidiary or to any material assets owned or used by Merger Partner or any Merger Partner Subsidiary.

2.18 Authority; Binding Nature of Agreement. Merger Partner and each Merger Partner Subsidiary has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement. The Board of Directors of Merger Partner (at one or more meetings duly called and held) has: (a) determined that the Merger is advisable and fair to and in the best interests of Merger Partner and its stockholders; (b) duly authorized and approved by all necessary corporate action, the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including the Merger; and (c) recommended the adoption and approval of this Agreement by the holders of Merger Partner Common Stock and Merger Partner Preferred Stock and directed that this Agreement and the Merger be submitted for consideration by Merger Partner’s stockholders in connection with the solicitation of the Required Merger Partner Stockholder Vote. This Agreement has been duly executed and delivered by Merger Partner and assuming the due authorization, execution and delivery by Pivot, constitutes the legal, valid and binding obligation of Merger Partner, enforceable against Merger Partner in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Prior to the execution of the Merger Partner Stockholder Voting Agreements, the Board of Directors of Merger Partner approved the Merger Partner Stockholder Voting Agreements and the transactions contemplated thereby.

2.19 Inapplicability of Anti-takeover Statutes. The Board of Directors of Merger Partner has taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this

Agreement and the Merger Partner Stockholder Voting Agreements and to the consummation of the Merger and the other Contemplated Transactions. No other state takeover statute or similar Legal Requirement applies or purports to apply to the Merger, this Agreement, the Merger Partner Stockholder Voting Agreements or any of the other Contemplated Transactions.

2.20 Vote Required. The affirmative vote (the “Merger Partner Stockholder Approval”) of (i) the holders of a majority of the shares of Merger Partner Common Stock, (ii) the holders of a majority of the shares of Merger Partner Common Stock and Merger Partner Preferred Stock and (iii) a majority of the outstanding Merger Partner Preferred Stock, voting together as a single class, each outstanding on the record date for the Merger Partner Stockholder Written Consent and entitled to vote thereon, voting as a single class (the “Required Merger Partner Stockholder Vote”), is the only vote of the holders of any class or series of Merger Partner Capital Stock necessary to adopt or approve this Agreement and approve the Merger and the matters set forth in Section 5.2(a).

2.21 Non-Contravention; Consents. Subject to compliance with the HSR Act and any foreign antitrust Legal Requirement, obtaining the Required Merger Partner Stockholder Vote for the applicable Contemplated Transactions and the filing of the Certificate of Merger required by the DGCL, neither (x) the execution, delivery or performance of this Agreement by Merger Partner, nor (y) the consummation of the Merger or any of the other Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of (i) any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of Merger Partner, or (ii) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of Merger Partner;

(b) contravene, conflict with or result in a material violation of, or give any Governmental Body or other Person the right to challenge the Merger or any of the other Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which Merger Partner or its Subsidiaries, or any of the assets owned or used by Merger Partner or its Subsidiaries, is subject;

(c) contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Merger Partner or its Subsidiaries or that otherwise relates to the business of Merger Partner or its Subsidiaries or to any of the assets owned or used by Merger Partner or its Subsidiaries;

(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Merger Partner Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any Merger Partner Contract; (ii) a rebate, chargeback, penalty or change in delivery schedule under any such Merger Partner Contract; (iii) accelerate the maturity or performance of any Merger Partner Contract; or (iv) cancel, terminate or modify any term of any Merger Partner Contract, except, in the case of any Merger Partner Material Contract, any non-material breach, default, penalty or modification and, in the case of all other Merger Partner Contracts, any breach, default, penalty or modification that would not result in a Merger Partner Material Adverse Effect;

(e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by Merger Partner or its Subsidiaries (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of Merger Partner); or

(f) result in, or increase the likelihood of, the transfer of any material asset of Merger Partner or its Subsidiaries to any Person.

Except (i) for any Consent set forth on Part 2.21 of the Merger Partner Disclosure Schedule under any Merger Partner Contract, (ii) the approval of this Agreement and the Contemplated Transactions by Merger Partner’s stockholders, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (iv) any required filings under the HSR Act and any foreign antitrust Legal Requirement and (v) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, neither Merger Partner nor any of its Subsidiaries was, is, nor will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement, or (y) the consummation of the Merger or any of the other Contemplated Transactions.

2.22 Bank Accounts; Receivables.

(a) Part 2.22(a) of the Merger Partner Disclosure Schedule provides accurate information with respect to each account maintained by or for the benefit of Merger Partner or any Merger Partner Subsidiary at any bank or other financial institution, including the name of the bank or financial institution, the account number, the balance as of July 31, 2008 and the names of all individuals authorized to draw on or make withdrawals from such accounts.

(b) All existing accounts receivable of Merger Partner or any Merger Partner Subsidiary (including those accounts receivable reflected on the Merger Partner Unaudited Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since the date of the Merger Partner Unaudited Interim Balance Sheet and have not yet been collected) (i) represent valid obligations of customers of Merger Partner or any Merger Partner Subsidiary arising from bona fide transactions entered into in the Ordinary Course of Business, and (ii) are current and are expected to be collected in full when due, without any counterclaim or set off, net of applicable reserves for bad debts on the Merger Partner Unaudited Interim Balance Sheet.

2.23 No Financial Advisor. Except as set forth on Part 2.23 of the Merger Partner Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of Merger Partner or any of its Subsidiaries.

2.24 Disclosure. The information supplied by Merger Partner and each Merger Partner Subsidiary for inclusion in the Proxy Statement/Prospectus/Information Statement (including any Merger Partner Financials) will not, as of the date of the Proxy Statement/Prospectus/Information Statement or as of the date such information is prepared or presented, (i) contain any statement that is inaccurate or misleading with respect to any material facts, or (ii) omit to state any material fact necessary in order to make such information, in the light of the circumstances under which such information will be provided, not false or misleading.

Section 3. REPRESENTATIONS AND WARRANTIES OF PIVOT AND MERGER SUB

Pivot and Merger Sub represent and warrant to Merger Partner as follows, except as set forth in the written disclosure schedule delivered by Pivot to Merger Partner (the “Pivot Disclosure Schedule”). The Pivot Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Section 3. The disclosures in any section or subsection of the Pivot Disclosure Schedule shall qualify other sections and subsections in this Section 3 to the extent it is reasonably clear from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. The inclusion of any information in the Pivot Disclosure Schedule (or any update thereto) shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Pivot Material Adverse Effect, or is outside the Ordinary Course of Business.

3.1 Subsidiaries; Due Organization; Etc.

(a) Pivot has no Subsidiaries, except for Merger Sub; and Pivot does not owns any capital stock of, or any equity interest of any nature in, any other Entity, other than Merger Sub. Pivot has not agreed nor is obligated to make, nor is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Pivot has not, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

(b) Each of Pivot and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(c) Each of Pivot and Merger Sub is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Pivot Material Adverse Effect.

3.2 Certificate of Incorporation; Bylaws; Charters and Codes of Conduct. Pivot has delivered to Merger Partner accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents, including all amendments thereto, for Pivot. Part 3.2 of the Pivot Disclosure Schedule lists, and Pivot has delivered to Merger Partner, accurate and complete copies of: (a) the charters of all committees of Pivot’s board of directors; and (b) any code of conduct or similar policy adopted by Pivot or by the board of directors, or any committee of the board of directors, of Pivot.

3.3 Capitalization, Etc.

(a) The authorized capital stock of Pivot consists of 123,104,000 shares of Pivot Common Stock, par value $0.001 per share, of which 25,876,602 shares have been issued and are outstanding as of August 25, 2008. Pivot does not hold any shares of its capital stock in its treasury. All of the outstanding shares of Pivot Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. None of the outstanding shares of Pivot Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right. None of the outstanding shares of Pivot Common Stock is subject to any right of first refusal in favor of Pivot, other than early exercise rights and rights of repurchases in favor of Pivot with respect to such early exercise rights. Except as contemplated herein and except as identified on Part 3.3(a)(i) of the Pivot Disclosure Schedule there is no Pivot Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Pivot Common Stock. Pivot is not under any obligation, nor is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Pivot Common Stock or other securities. Part 3.3(a)(ii) of the Pivot Disclosure Schedule accurately and completely describes all repurchase rights held by Pivot with respect to shares of Pivot Common Stock (including shares issued pursuant to the exercise of stock options) and specifies which of those repurchase rights are currently exercisable.

(b) Except for the Pivot 2006 Incentive Award Plan and the Pivot 2001 Stock Option Plan, as amended (collectively, the “Pivot Stock Plans”), or except as set forth on Section 3.3(b) of the Pivot Disclosure Schedule, Pivot does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity or equity-based compensation for any Person. Part 3.3(b) of the Pivot Disclosure Schedule sets forth the aggregate number of Pivot Options outstanding and a weighted average exercise price of such options. Pivot has made available to Merger Partner accurate and complete copies of all stock option plans pursuant to which Pivot has ever granted stock options, the forms of all stock option agreements evidencing such options and evidence of board and stockholder approval of any of the Pivot Stock Plans and amendments thereto.

(c) There is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Pivot; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Pivot; (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which Pivot is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Pivot. There are not outstanding or authorized stock appreciation, phantom stock, profit participating or other similar rights with respect to Pivot.

(d) All outstanding shares of Pivot Common Stock and options, warrants and other securities of Pivot have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts. There are no Pivot Warrants outstanding on the date of this Agreement.

3.4 SEC Filings; Financial Statements.

(a) Pivot has delivered to Merger Partner accurate and complete copies of all registration statements, proxy statements, Certifications (as defined below) and other statements, reports, schedules, forms and other documents filed by Pivot with the SEC since January 1, 2007 (the “Pivot SEC Documents”), other than such documents that can be obtained on the SEC’s website at www.sec.gov. Except as set forth on Part 3.4 of the Pivot Disclosure Schedule, all material statements, reports, schedules, forms and other documents required to have been filed by Pivot or its officers with the SEC have been so filed on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of the Pivot SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and, to the Pivot’s knowledge, as of the time they were filed, none of the Pivot SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The certifications and statements required by (A) Rule 13a-14 under the Exchange Act and (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Pivot SEC Documents (collectively, the “Certifications”) are accurate and complete and comply as to form and content with all applicable Legal Requirements. As used in this Section 3, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) The consolidated financial statements (including any related notes) contained or incorporated by reference in the Pivot SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated; and (iii) fairly present the consolidated financial position of Pivot as of the respective dates thereof and the consolidated results of operations and cash flows of Pivot for the periods covered thereby.

(c) Pivot does not hold any auction rate securities, or other marketable securities or cash equivalents which are not, to the knowledge of Pivot, fully liquid and freely tradable.

(d) Pivot’s auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) to the knowledge of Pivot, “independent” with respect to Pivot within the meaning of Regulation S-X under the Exchange Act; and (iii) to the knowledge of Pivot, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.

(e) From January 1, 2007, through the date hereof, Pivot has not received any comment letter from the SEC or the staff thereof or any correspondence from NASDAQ or the staff thereof relating to the delisting or maintenance of listing of the Pivot Common Stock on the NASDAQ Global Market. Pivot has not disclosed any unresolved comments in its SEC Documents.

(f) Since January 1, 2007, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer or chief financial officer of Pivot, Pivot’s Board of Director or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act.

3.5 Absence of Changes. Except as set forth on Part 3.5 of the Pivot Disclosure Schedule, since June 30, 2008:

(a) there has not been any Pivot Material Adverse Effect or an event or development that would, individually or in the aggregate, reasonably be expected to have a Pivot Material Adverse Effect;

(b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets or business of Pivot (whether or not covered by insurance);

(c) Pivot has not: (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock; or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

(d) Pivot has not sold, issued or granted, or authorized the issuance of: (i) any capital stock or other security (except for Pivot Common Stock issued upon the valid exercise of outstanding Pivot Options); (ii) any option, warrant or right to acquire any capital stock or any other security (except for Pivot Options identified in Part 3.3(b) of the Pivot Disclosure Schedule); or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

(e) Pivot has not amended or waived any of its rights under, or exercised its discretion to permit the acceleration of vesting under any provision of: (i) any of the Pivot Stock Plans; (ii) any Pivot Option or any Contract evidencing or relating to any Pivot Option; (iii) any restricted stock purchase agreement; or (iv) any other Contract evidencing or relating to any equity award (whether payable in cash or stock);

(f) there has been no amendment to the certificate of incorporation, bylaws or other charter or organizational documents of Pivot, and Pivot has not effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(g) Pivot has not formed any Subsidiary other than Merger Sub or acquired any equity interest or other interest in any other Entity;

(h) Pivot has not: (i) lent money to any Person; or (ii) incurred or guaranteed any indebtedness for borrowed money; or (iii) issued or sold any debt securities or options, warrants, calls or other rights to acquire any debt securities; (iii) guaranteed any debt securities of others; or (iv) made any capital expenditure or commitment in excess of $100,000;

(i) Pivot has not, other than in the Ordinary Course of Business: (i) adopted, established or entered into any Pivot Employee Plan; (ii) caused or permitted any Pivot Employee Plan to be amended other than as required by law; or (iii) paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors or employees;

(j) Pivot has not made, changed or revoked any material Tax election, filed any material amendment to any Tax Return, adopted or changed any accounting method in respect of Taxes, changed any annual Tax accounting period, entered into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement, other than commercial contracts entered into in the Ordinary Course of Business with vendors, customers or landlords, entered into any closing agreement with respect to any Tax, settled or compromised any claim, notice, audit report or assessment in respect of material Taxes, applied for or entered into any ruling from any Tax authority with respect to Taxes, surrendered any right to claim a material Tax refund, or consented to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(k) Pivot has not commenced or settled any Legal Proceeding;

(l) Pivot has not entered into any material transaction outside the Ordinary Course of Business;

(m) Pivot has not acquired any material asset nor sold, leased or otherwise irrevocably disposed of any of its material assets or properties, nor has any Encumbrance been granted with respect to such assets or properties, except in the Ordinary Course of Business consistent with past practices;

(n) there has been no entry into, amendment or termination of any Pivot Material Contract;

(o) there has been no (i) material change in pricing or royalties or other payments set or charged by Pivot to its customers or licensees, (ii) agreement by any of Pivot to change pricing or royalties or other payments set or charged by persons who have licensed Intellectual Property to any of Pivot, or (iii) as of the date of this Agreement, material change in pricing or royalties or other payments set or charged by persons who have licensed Intellectual Property to Pivot; and

(p) Pivot has not negotiated, agreed or committed to take any of the actions referred to in clauses “(c)” through “(n)” above (other than negotiations between the Parties to enter into this Agreement).

3.6 Intellectual Property.

(a) Pivot owns, or has the right to use, all Intellectual Property owned, licensed, or controlled by Pivot listed on Part 3.6(a) of Pivot Disclosure Schedule (“Pivot IP Rights”), except for any failure to own or have the right to use, or have the right to bring actions that would not reasonably be expected to have a Pivot Material Adverse Effect.

(b) Part 3.6(b) of the Pivot Disclosure Schedule is an accurate, true and complete listing of all Pivot Registered IP.

(c) Pivot has delivered, or made available to Pivot, a complete and accurate copy of all Pivot IP Rights Agreements. Pivot is a not party to any Contract (A) pursuant to which the execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions will constitute a breach, or (B) as a result of such execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions will cause the forfeiture or termination of or Encumbrance upon, or the grant of any license or other right to, or give rise to a right of forfeiture or termination of or Encumbrance upon, any Pivot IP Rights or Pivot IP Rights or impair the right of Pivot or the Surviving Corporation to use, sell or license any Pivot IP Rights or Pivot IP Rights or portion thereof, except for the occurrence of any such breach, forfeiture, termination, Encumbrance, grant or impairment that would not individually or in the aggregate, reasonably be expected to result in a Pivot Material Adverse Effect. With respect to each of the Pivot IP Rights Agreements: (i) each such agreement is valid and binding on Pivot and in full force and effect; (ii) Pivot has not received any notice of termination or cancellation under such agreement, or received any notice of breach or default under such agreement, which breach has not been cured or waived; and (iii) Pivot, and to the Knowledge of Pivot, any other party to such agreement, is not in breach or default thereof in any material respect.

(d) Except as set forth on Part 3.6(d) of the Pivot Disclosure Schedule, neither the manufacture, marketing, license, sale or intended use of any product or technology currently licensed or sold or under development by Pivot violates any license or agreement between Pivot and any third party or, to the Knowledge of Pivot, infringes or misappropriates any valid Intellectual Property right of any other party, which infringement or misappropriation would reasonably be expected to have a Pivot Material Adverse Effect. Pivot has disclosed in correspondence to Merger Partner the third-party patents and patent applications found during all freedom to operate searches that were conducted by Pivot related to any product or technology currently licensed or sold or under development by Pivot. To the Knowledge of Pivot, no third party is infringing upon, or violating any license or agreement with Pivot or relating to any Pivot IP Rights. There is no current or pending challenge, claim or Legal Proceeding (including, but not limited to, opposition, interference or other proceeding in any patent or other government office) contesting the validity, ownership or right to use, sell, license or dispose of any Pivot IP Rights, nor has Pivot received any written notice asserting that any Pivot IP Rights or the proposed use, sale, license or disposition thereof conflicts with or infringes or misappropriates or will conflict with or infringe or misappropriate the rights of any other party.

(e) No trademark (whether registered or unregistered) or trade name owned, used, or applied for by Pivot conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used, or applied for by any other Person. None of the goodwill associated with or inherent in any trademark (whether registered or unregistered) in which Pivot has or purports to have an ownership interest has been impaired.

(f) Except as may be set forth in the Contracts listed on Parts 3.6(c) or 3.6(d) of the Pivot Disclosure Schedule (i) Pivot is not bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to any Intellectual Property infringement, misappropriation, or similar claim, and (ii) Pivot has never assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation, or violation of any Intellectual Property right.

3.7 Agreements, Contracts and Commitments. Part 3.7 of the Pivot Disclosure Schedule identifies:

(a) each Pivot Contract relating to the employment of, or the performance of employment-related services by, any Person, including any employee, consultant or independent contractor, or entity providing employment related, consulting or independent contractor services, not terminable by Pivot on ninety (90) days notice without liability, except to the extent general principles of wrongful termination law may limit Pivot’s ability to terminate employees at will;

(b) each Pivot Contract relating to any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the Contemplated Transactions (either alone or in conjunction with any other event, such as termination of employment) or the value of any of the benefits of which will be calculated on the basis of any of the Contemplated Transactions;

(c) each Pivot Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business other than indemnification agreements between Pivot and any of its officers or directors;

(d) each Pivot Contract relating to any agreement, contract or commitment containing any covenant limiting the freedom of Pivot or the Surviving Corporation to engage in any line of business or compete with any Person;

(e) each Pivot Contract relating to any agreement, contract or commitment relating to capital expenditures and involving obligations after the date of this Agreement in excess of $100,000 and not cancelable without penalty;

(f) each Pivot Contract relating to any agreement, contract or commitment currently in force relating to the disposition or acquisition of material assets or any ownership interest in any Entity;

(g) each Pivot Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $100,000 or creating any Encumbrances with respect to any assets of Pivot or any loans or debt obligations with officers or directors of Pivot;

(h) each Pivot Contract relating to (i) any distribution agreement (identifying any that contain exclusivity provisions); (ii) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of Pivot (iii) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which Pivot has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which Pivot has continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by Pivot; or (iv) any Contract currently in force to license any third party to manufacture or produce any Pivot product, service or technology or any Contract currently in force to sell, distribute or commercialize any Pivot products or service except agreements with distributors or sales representatives in the Ordinary Course of Business;

(i) each Pivot Contract with any Person, including without limitation any financial advisor, broker, finder, investment banker or other Person, providing advisory services to Pivot in connection with the Contemplated Transactions; or

(j) any other agreement, contract or commitment (i) which involves payment or receipt by Pivot under any such agreement, contract or commitment of $100,000 or more in the aggregate or obligations after the date of this Agreement in excess of $100,000 in the aggregate, or (ii) that is material to the business or operations of Pivot.

Pivot has delivered or made available to Merger Partner accurate and complete (except for applicable redactions thereto) copies of all material written Merger Partner Contracts, including all amendments thereto. There are no material Pivot Contracts that are not in written form. Except as set forth on Part 3.7 of the Pivot Disclosure Schedule, Pivot has not, nor to Pivot’s Knowledge, as of the date of this Agreement has any other party to a Pivot Material Contract (as defined below), breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any of the agreements, contracts or commitments to which Pivot is a party or by which it is bound of the type described in clauses (a) through (f) above (any such agreement, contract or commitment, a “Pivot Material Contract”) in such manner as would permit any other party to cancel or terminate any such Pivot Material Contract, or would permit any other party to seek damages which would reasonably be expected to have a Pivot Material Adverse Effect. The consummation of the Contemplated Transactions shall not (either alone or upon the occurrence of additional acts or events) result in any material payment or payments becoming due from Pivot or the Surviving Corporation to any Person under any Pivot Contract.

3.8 Liabilities. As of the date hereof, Pivot has no Liability, individually or in the aggregate, except for: (i) Liabilities identified as such in the “liabilities” column of the Pivot Unaudited Interim Balance Sheet; (ii) normal and recurring current Liabilities that have been incurred by Pivot since the date of the Pivot Unaudited Interim Balance Sheet in the Ordinary Course of Business; (iii) Liabilities for performance of obligations of Pivot under Pivot Contracts, (iii) Liabilities described in Part 3.8 of the Pivot Disclosure Schedule and (iv) Liabilities incurred in connection with the Contemplated Transactions.

3.9 Compliance; Permits; Restrictions.

(a) Pivot is, and since January 1, 2007 has complied in all material respects with, is not in material violation of, and has not received any written notices of alleged or actual material violation with respect to, any foreign, federal, state or local statute, law or regulation, including, but not limited to all applicable Legal Requirements. No investigation, claim, suit, proceeding, audit or other action by any Governmental Body or authority is pending or, to the Knowledge of Pivot, threatened against Pivot, nor has any Governmental Body or authority indicated to Pivot an intention to conduct the same. There is no agreement, judgment, injunction, order or decree binding upon Pivot which (i) has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Pivot, any acquisition of material property by Pivot or the conduct of business by Pivot and any Subsidiary as currently conducted (ii) may have an adverse effect on Pivot’s ability to comply with or perform any covenant or obligation under this Agreement, or (iii) may have the effect of preventing, delaying, making illegal or otherwise interfering with the Merger or any of the Contemplated Transactions.

(b) Pivot holds all Governmental Authorizations which are material to the operation of their businesses (collectively, the “Pivot Permits”) as currently conducted. Part 3.9(b) of the Pivot Disclosure Schedule identifies each Pivot Permit. Pivot is in material compliance with the terms of the Pivot Permits. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the Knowledge of Pivot, threatened, which seeks to revoke, limit, suspend, or materially modify any Pivot Permit. The rights and benefits of each material Pivot Permit will be available to the Surviving Corporation immediately after the Effective Time on terms substantially identical to those enjoyed by Pivot as of the date of this Agreement and immediately prior to the Effective Time.

(c) There are no proceedings pending or, to the Knowledge of Pivot, threatened with respect to an alleged material violation by Pivot of the FDCA, FDA regulations adopted thereunder, or any other similar Legal Requirements promulgated by a Drug Regulatory Agency.

(d) Pivot holds all required Governmental Authorizations issuable by any Drug Regulatory Agency necessary for the conduct of the business of Pivot as currently conducted, and, as applicable, development, clinical testing, manufacturing, marketing, distribution and importation or exportation, as currently conducted, of any of its products or product candidates (the “Pivot Product Candidates”) (the “Pivot Regulatory Permits”) and no such Pivot Regulatory Permit has been (i) revoked, withdrawn, suspended, cancelled or terminated or (ii) modified in any materially adverse manner. Pivot has not received any written notice or other written communication from any Drug Regulatory Agency regarding any revocation, withdrawal, suspension, cancellation, termination or material modification of any Pivot Regulatory Permit. Except for the information and files identified in Part 3.9(d) of the Pivot Disclosure Schedule, Pivot has made available to Merger Partner all information in its possession or control relating to the Pivot Product Candidates and the development, clinical testing, manufacturing, importation and exportation of the Pivot Product Candidates, including without limitation, complete copies of the following (to the extent there are any): (x) adverse event reports; clinical study reports and material study data; and inspection reports, notices of adverse findings, warning letters, filings and letters and other written correspondence to and from any Drug Regulatory Agency; and meeting minutes with any Drug Regulatory Agency; and (y) similar reports, material study data, notices, letters, filings, correspondence and meeting minutes with any other Governmental Authority.

(e) All clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, Pivot or in which Pivot or its products or product candidates, have participated were conducted in all material respects in accordance with standard medical and scientific research procedures and in compliance with the applicable regulations of the Drug Regulatory Agencies and other applicable Legal Requirements, including, without limitation, 21 C.F.R. Parts 50, 54, 56, 58 and 312.

(f) Pivot is not the subject of any pending, or to the Knowledge of Pivot, threatened investigation in respect of its business or products by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. To the Knowledge of Pivot, Pivot has not committed any acts, made any statement, or failed to make any statement, in each case in respect of its business or products that would violate FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy, and any amendments thereto. Neither Pivot nor any of its officers, employees or agents has been convicted of any crime or engaged in any conduct that could result in a material debarment or exclusion (i) under 21 U.S.C. Section 335a or (ii) any similar applicable Legal Requirement. To the Knowledge of Pivot, no material debarment or exclusionary claims, actions, proceedings or investigations in respect of their business or products are pending or threatened against Pivot or any of its officers, employees or agents.

3.10 Tax Matters.

(a) Pivot has timely filed all federal income Tax Returns and other material Tax Returns that they were required to file under applicable Legal Requirements. All such Tax Returns were correct and complete in all material respects and have been prepared in material compliance with all applicable Legal Requirements. Pivot is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where Pivot does not file Tax Returns that it is subject to taxation by that jurisdiction.

(b) All material Taxes due and owing by Pivot on or before the date hereof (whether or not shown on any Tax Return) have been paid. The unpaid Taxes of Pivot have been reserved for on the Pivot Unaudited Interim Balance Sheet in accordance with GAAP. Since the date of the Pivot Unaudited Interim Balance Sheet, Pivot has not incurred any Liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice.

(c) Pivot has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(d) There are no Encumbrances for Taxes (other than Taxes not yet due and payable or Taxes that are being contested in good faith and for which adequate reserves have been made on Pivot’s Unaudited Interim Balance Sheet) upon any of the assets of Pivot.

(e) No deficiencies for Taxes with respect to Pivot have been claimed, proposed or assessed by any Governmental Body in writing. There are no pending (or, based on written notice, threatened) audits, assessments or other actions for or relating to any liability in respect of Taxes of Pivot. No issues relating to Taxes of Pivot were raised by the relevant Tax authority in any completed audit or examination that would reasonably be expected to result in a material amount of Taxes in a later taxable period. Pivot has delivered or made available to Merger Partner complete and accurate copies of all federal income Tax and all other material Tax Returns of Pivot (and its predecessors) for all taxable years remaining open under the applicable statute of limitations, and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by Pivot (and its predecessors), with respect to federal income Tax and all other material Taxes. Pivot (or any of its predecessors) has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver.

(f) All material elections with respect to Taxes affecting Pivot as of the date hereof, to the extent such elections are not shown on or in the Tax Returns that have been delivered or made available to Merger Partner, are set forth on Schedule 3.10(f). Pivot (i) has not consented at any time under former Section 341(f)(1) of the Code to have the provisions of former Section 341(f)(2) of the Code apply to any disposition of the assets of Pivot; (ii) has not agreed, or is required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (iii) has not made an election, or is required, to treat any of its assets as owned by another Person for Tax purposes or as a tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; (iv) has not acquired or owns any assets that directly or indirectly secure any debt the interest on which is tax exempt under Section 103(a) of the Code; (v) has not made or will make a consent dividend election under Section 565 of the Code; (vi) has not elected at any time to be treated as an S corporation within the meaning of Sections 1361 or 1362 of the Code; or (vii) has not made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable provision of state, local or foreign law.

(g) Pivot has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(h) Pivot is not a party to any Tax allocation, Tax sharing or similar agreement (including indemnity arrangements), other than commercial contracts entered into in the Ordinary Course of Business with vendors, customers and landlords.

(i) Pivot has never been a member of an affiliated group filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which is Pivot) for federal, state, local or foreign Tax purposes. Pivot has no Liability for the Taxes of any Person (other than Pivot) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by Contract, or otherwise.

(j) Pivot has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

(k) Pivot is not a partner for Tax purposes with respect to any joint venture, partnership, or, to the Knowledge of Pivot, other arrangement or contract which is treated as a partnership for Tax purposes.

(l) Pivot will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) installment sale or other open transaction disposition made on or prior to the Closing Date, or (ii) agreement with any Tax authority (including any closing agreement described in Section 7121 of the Code or any similar provision of state, local or foreign law) made or entered into on or prior to the Closing Date.

(m) Pivot has not entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2).

(n) Pivot has not taken any action, or has any knowledge of any fact or circumstance, that could reasonably be expected to prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

3.11 Employee and Labor Matters; Benefit Plans.

(a) The employment of Pivot’s employees is terminable by Pivot at will (or otherwise in accordance with general principles of wrongful termination law). Pivot has made available to Merger Partner accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of Pivot Associates to the extent currently effective and material.

(b) Pivot is not a party to, bound by, or has a duty to bargain under, any collective bargaining agreement or other Contract with a labor organization representing any of its employees, and there are no labor organizations representing, purporting to represent or, to the Knowledge of Pivot, seeking to represent any employees of Pivot.

(c) Part 3.11(c) of the Pivot Disclosure Schedule lists all written and describes all non-written employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, equity-based, incentive, deferred compensation, retirement or supplemental retirement, profit sharing, severance, golden parachute, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs and other similar fringe or employee benefit plans, programs or arrangements, including any employment or executive compensation or severance agreements, written or otherwise, which are currently in effect relating to any present or former employee or director of Pivot (or any trade or business (whether or not incorporated) which is a Pivot Affiliate) or which is maintained by, administered or contributed to by, or required to be contributed to by, Pivot, or any Pivot Affiliate, or under which Pivot or any Pivot Affiliate has incurred or may incur any liability (each, an “Pivot Employee Plan”). Part 3.11(c) of the Pivot Disclosure Schedule sets forth all amounts owed to any employee or consultant of Pivot, under any severance arrangement with Pivot, as a result of the consummation of the Merger or the Contemplated Transactions.

(d) With respect to each Pivot Employee Plan, Pivot has made available to Merger Partner a true and complete copy of, to the extent applicable, (i) such Pivot Employee Plan, (ii) the three (3) most recent annual reports (Form 5500) as filed with the Internal Revenue Service, (iii) each currently effective trust agreement related to such Pivot Employee Plan, (iv) the most recent summary plan description for each Pivot Employee Plan for which such description is required, along with all summaries of material modifications, amendments, resolutions and all other material plan documentation related thereto in the possession of Pivot, and (v) the most recent Internal Revenue Service determination or opinion letter or analogous ruling under foreign law issued with respect to any Pivot Employee Plan.

(e) Each Pivot Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination with respect to such qualified status from the Internal Revenue Service. To the Knowledge of Pivot, nothing has occurred that would reasonably be expected to adversely affect the qualified status of any such Pivot Employee Plan or the exempt status of any related trust.

(f) Each Pivot Employee Plan has been maintained in compliance, in all material respects, with its terms and, both as to form and operation, with all applicable Legal Requirements, including without limitation, the Code and ERISA.

(g) No Pivot Employee Plan is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, and neither Pivot nor Pivot Affiliate has ever maintained, contributed to or partially or completely withdrawn from, or incurred any obligation or liability with respect to, any such plan. No Pivot Employee Plan is a Multiemployer Plan, and neither Pivot nor any Pivot Affiliate has ever contributed to or had an obligation to contribute, or incurred any liability in respect of a contribution, to any Multiemployer Plan. No Pivot Employee Plan is a Multiple Employer Plan.

(h) No Pivot Employee Plan (other than to the extent set forth in an employment, retention, change in control, deferred compensation or severance agreement or arrangement between Pivot and any present or former employee or director) provides for medical or death benefits beyond termination of service or retirement, other than (i) pursuant to COBRA or an analogous state law requirement or (ii) death or retirement benefits under an Pivot Employee Plan qualified under Section 401(a) of the Code.

(i) With respect to Pivot Options granted pursuant to the stock-based compensation plans of Pivot (the “Pivot Stock Plans”), (i) each Pivot Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies, (ii) each grant of a Pivot Option was duly authorized no later than the date on which the Grant Date by all necessary corporate action, including, as applicable, approval by the board of directors of Pivot (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, (iii) each Pivot Option grant was made in accordance with the terms of the Pivot Stock Plans, the Exchange Act and all other applicable laws and regulatory rules or requirements, including the rules of the Nasdaq Global Market and any other exchange on which Pivot securities are traded, (iv) the per share exercise price of each Pivot Option was equal to the fair market value of a share of Pivot Common Stock on the applicable Grant Date and (v) each such Pivot Option grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of Pivot and disclosed in Pivot filings with the Securities and Exchange Commission in accordance with the Exchange Act and all other applicable laws. Pivot has not knowingly granted, and there is no and has been no policy or practice of Pivot of granting, Pivot Options prior to, or otherwise coordinate the grant of Pivot Options with, the release or other public announcement of material information regarding Pivot or its results of operations or prospects.

(j) To the Knowledge of Pivot, no Pivot Options, stock appreciation rights or other equity-based awards issued or granted by Pivot are subject to the requirements of Code Section 409A. To the Knowledge of Pivot, each “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder) under which Pivot makes, is obligated to make or promises to make, payments (each, a “409A Plan”) complies in all material respects, in both form and operation, with the requirements of Code Section 409A and the guidance thereunder. No payment to be made under any 409A Plan is, or to the Knowledge of Pivot will be, subject to the penalties of Code Section 409A(a)(1).

(k) Pivot is in compliance with all of its bonus, commission and other compensation plans and has paid any and all amounts required to be paid under such plans, including any and all bonuses and commissions (or pro rata portion thereof) that may have accrued or been earned through the calendar quarter preceding the Effective Time, and is not liable for any payments, taxes or penalties for failure to comply with any of the terms or conditions of such plans or the laws governing such plans.

(l) Pivot has complied with all state and federal laws applicable to employees, including but not limited to COBRA, FMLA, CFRA, HIPAA, the Women’s Health and Cancer Rights Act of 1998, the Newborn’s and Mothers’ Health Protection Act of 1996, and any similar provisions of state law applicable to its Employees. Pivot has no unsatisfied obligations to any Employees or qualified beneficiaries pursuant to COBRA, HIPAA or any state law governing health care coverage or extension.

(m) Pivot is in compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, and hours of work, and in each case, with respect to Employees: (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no actions, suits, claims or administrative matters pending, threatened or reasonably anticipated against Pivot, or any of their Employees relating to any Pivot employee, employment agreement or Pivot Employee Plan. There are no pending or threatened or reasonably anticipated claims or actions against Pivot, any of its Subsidiaries, any Pivot trustee or any trustee of any Subsidiary under any worker’s compensation policy or long-term disability policy. Neither Pivot nor any Subsidiary is party to a conciliation agreement, consent decree or other agreement or order with any federal, state, or local agency or governmental authority with respect to employment practices. Part 3.13(m) of the Disclosure Schedule lists all liabilities of Pivot to any Employee, that result from the termination by Pivot, Parent or any of its Subsidiaries of such Employee’s employment or provision of services, a change of control of Pivot, or a combination thereof. Neither Pivot nor any of its Subsidiaries has any material liability with respect to any misclassification of: (a) any Person as an independent contractor rather than as an employee, (b) any employee leased from another employer, or (c) any employee currently or formerly classified as exempt from overtime wages. Neither Pivot nor any Subsidiary has taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar state or local law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local law, or incurred any liability or obligation under WARN or any similar state or local law that remains unsatisfied. No terminations prior to the Closing would trigger any notice or other obligations under the WARN Act or similar state or local law.

(n) There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, job action, union, organizing activity, question concerning representation or any similar activity or dispute, affecting Pivot or any of its employees. NO event has occurred, and no condition or circumstance exists, that might directly or indirectly be likely to give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, job action, union organizing activity, question concerning representation or any similar activity or dispute.

(o) Pivot is not, nor has been engaged in any unfair labor practice within the meaning of the National Labor Relations Act. There is no Legal Proceeding, claim, labor dispute or grievance pending or, to the Knowledge of Pivot, threatened or reasonably anticipated relating to any employment contract, privacy right, labor dispute, wages and hours, leave of absence, plant closing notification, workers’ compensation policy, long-term disability policy, harassment, retaliation, immigration, employment statute or regulation, safety or discrimination matter involving any Pivot Associate, including charges of unfair labor practices or discrimination complaints. Pivot is not a party to any conciliation agreement, consent decree or any other agreement or order with any federal, state, or local agency or governmental authority with respect to employment practices.

(p) There is no contract, agreement, plan or arrangement to which Pivot or any Pivot Affiliate is a party or by which it is bound to compensate any Employee for excise taxes paid pursuant to Section 4999 of the Code.

3.12 Environmental Matters. Pivot is in compliance with all applicable Environmental Laws, which compliance includes the possession by Pivot of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof. Pivot has not received since January 1, 2005 any written notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that Pivot is not in compliance with any Environmental Law, and, to the Knowledge of Pivot, there are no circumstances that may prevent or interfere with Pivot’s compliance with any Environmental Law in the future. To the Knowledge of Pivot: (i) no current or prior owner of any property leased or controlled by Pivot has received since January 1, 2005 any written notice or other communication relating to property owned or leased at any time by Pivot, whether from a Governmental Body, citizens group, employee or otherwise, that alleges that such current or prior owner or Pivot is not in compliance with or violated any Environmental Law relating to such property and (ii) it has no material liability under any Environmental Law.

3.13 Insurance.

(a) Pivot made available to Merger Partner accurate and complete copies of all material insurance policies and all material self insurance programs and arrangements relating to the business, assets, liabilities and operations of Pivot. Each of such insurance policies is in full force and effect and Pivot are in compliance with the terms thereof. Other than customary end of policy notifications from insurance carriers, since January 1, 2004, neither Pivot has received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy; or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy. There is no pending workers’ compensation or other claim under or based upon any insurance policy of Pivot. All information provided to insurance carriers (in applications and otherwise) on behalf of Pivot is accurate and complete. Pivot has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending or threatened in writing against Pivot, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed Pivot of its intent to do so.

(b) Pivot has made available to Merger Partner accurate and complete copies of the existing policies (primary and excess) of directors’ and officers’ liability insurance maintained by Pivot as of the date of this Agreement (the “Existing Pivot D&O Policies”). Part 3.13(b) of the Pivot Disclosure Schedule accurately sets forth the most recent annual premiums paid by Pivot with respect to the Existing Pivot D&O Policies.

3.14 Transactions with Affiliates. Except as set forth in the Pivot SEC Documents filed prior to the date of this Agreement, since the date of Pivot’s last proxy statement filed in 2008 with the SEC, no event has occurred that would be required to be reported by Pivot pursuant to Item 404 of Regulation S-K promulgated by the SEC. Part 3.14 of the Pivot Disclosure Schedule identifies each Person who is (or who may be deemed to be) an “affiliate” (as that term is used in Rule 145 under the Securities Act) of Pivot as of the date of this Agreement.

3.15 Legal Proceedings; Orders.

(a) Except as set forth in Part 3.15 of the Pivot Disclosure Schedule, there is no pending in writing Legal Proceeding, and (to the Knowledge of Pivot) no Person has threatened in writing to commence any Legal Proceeding: (i) that involves Pivot or any Pivot Associate (in his or her capacity as such) or any of the material assets owned or used by Pivot; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions. To the Knowledge of Pivot, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding. With regard to any Legal Proceeding set forth on Part 3.15 of the Pivot Disclosure Schedule, Pivot has provided Merger Partner or its counsel all pleadings and material written correspondence related to such Legal Proceeding, all insurance policies and material written correspondence with brokers and insurers related to such Legal Proceedings and other information material to an assessment of such Legal Proceeding. Pivot has an insurance policy or policies that is expected to cover such Legal Proceeding and has complied with the requirements of such insurance policy or policies to obtain coverage with respect to such Legal Proceeding under such insurance policy or policies.

(b) There is no order, writ, injunction, judgment or decree to which Pivot, or any of the assets owned or used by Pivot, is subject. To the Knowledge of Pivot, no officer or other Key Employee of Pivot is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of Pivot or to any material assets owned or used by Pivot.

3.16 Authority; Binding Nature of Agreement. Pivot has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement. Each of the Boards of Directors of Pivot and Merger Sub (at meetings duly called and held) has: (a) determined that the Merger is advisable and fair to and in the best interests of such Party and its stockholders; (b) duly authorized and approved by all necessary corporate action, the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including the Merger; and (c) recommended the adoption and approval of this Agreement by the holders of Pivot Common Stock and directed that this Agreement and the issuance of shares of Pivot Common Stock in the Merger be submitted for consideration by Pivot’s stockholders at the Pivot Stockholders’ Meeting (as defined in Section 5.3). This Agreement has been duly executed and delivered by Pivot and Merger Sub, and assuming the due authorization, execution and delivery by Merger Partner constitutes the legal, valid and binding obligation of Pivot or Merger Sub (as applicable), enforceable against each of Pivot and Merger Sub in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Prior to the execution of the Pivot Stockholder Voting Agreements, the Board of Directors of Pivot approved the Pivot Stockholder Voting Agreements and the transactions contemplated thereby.

3.17 Inapplicability of Anti-takeover Statutes. The Boards of Directors of Pivot and Merger Sub have taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the Pivot Stockholder Voting Agreements and to the consummation of the Merger and the other Contemplated Transactions. No other state takeover statute or similar Legal Requirement applies or purports to apply to the Merger, this Agreement, the Pivot Stockholder Voting Agreements or any of the other Contemplated Transactions.

3.18 Vote Required. The affirmative vote (the “Pivot Stockholder Approval”) of the holders of a majority of the shares of Pivot Common Stock having voting power representing a majority of the outstanding Common Stock is the only vote of the holders of any class or series of Pivot’s capital stock necessary to approve the Merger and the issuance of Pivot Common Stock in the Merger (the “Required Pivot Stockholder Vote”).

3.19 Non-Contravention; Consents. Subject to compliance with the HSR Act and any foreign antitrust Legal Requirement, obtaining the Required Pivot Stockholder Vote for the applicable Contemplated Transactions and the filing of the Certificate of Merger required by the DGCL, neither (x) the execution, delivery or performance of this Agreement by Pivot or Merger Sub, nor (y) the consummation of the Merger or any of the other Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of (i) any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of Pivot or Merger Sub, or (ii) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of Pivot or Merger Sub;

(b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Merger or any of the other Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which Pivot or any of the assets owned or used by Pivot, is subject;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Pivot or that otherwise relates to the business of Pivot or to any of the assets owned or used by Pivot;

(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Pivot Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any Pivot Contract; (ii) a rebate, chargeback, penalty or change in delivery schedule under any such Pivot Contract; (iii) accelerate the maturity or performance of any Pivot Contract; or (iv) cancel, terminate or modify any term of any Pivot Contract; except, in the case of any Pivot Material Contract, any non-material breach, default, penalty or modification and, in the case of all other Pivot Contracts, any breach, default, penalty or modification that would not result in a Pivot Material Adverse Effect;

(e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by Pivot (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of Pivot); or

(f) result in, or increase the likelihood of, the transfer of any material asset of Pivot to any Person.

Except (i) for any Consent set forth on Part 3.19 of the Pivot Disclosure Schedule under any Pivot Contract, (ii) the approval of the Merger and the issuance of shares of Pivot Common Stock in the Merger, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (iv) any required filings under the HSR Act, any foreign antitrust Legal Requirement and (v) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, Pivot was not, and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement, or (y) the consummation of the Merger or any of the other Contemplated Transactions.

3.20 Bank Accounts; Receivables; Deposits.

(a) Part 3.20(a) of the Pivot Disclosure Schedule provides accurate information with respect to each account maintained by or for the benefit of Pivot at any bank or other financial institution, including the name of the bank or financial institution, the account number, the balance as of July 31, 2008 and the names of all individuals authorized to draw on or make withdrawals from such accounts.

(b) All existing accounts receivable of Pivot (including those accounts receivable reflected on the Pivot Unaudited Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since the date of the Pivot Unaudited Interim Balance Sheet and have not yet been collected), (i) represent valid obligations of customers of Pivot arising from bona fide transactions entered into in the Ordinary Course of Business, and (ii) are current and collectible in full when due, without any counterclaim or set off, net of applicable reserves for bad debts on the Pivot Unaudited Interim Balance Sheet

(c) All deposits of Pivot (including without limitation those set forth on the Pivot Unaudited Interim Balance Sheet) which are individually more than $25,000 or more than $50,000 in the aggregate are fully refundable to Pivot.

3.21 No Financial Advisor. Except as set forth on Part 3.21 of the Pivot Disclosure Schedule, No broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of Pivot.

3.22 Valid Issuance. The Pivot Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement be validly issued, fully paid and nonassessable.

Section 4. CERTAIN COVENANTS OF THE PARTIES

4.1 Access and Investigation. Subject to the terms of the Confidentiality Agreement which the Parties agree will continue in full force following the date of this Agreement, during the period commencing on the date of this Agreement and ending at the Effective Time (the “Pre-Closing Period”), upon reasonable notice each Party shall, and shall use commercially reasonable efforts to cause such Party’s Representatives to: (a) provide the other Party and such other Party’s Representatives with reasonable access during normal business hours to such Party’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Party and its Subsidiaries; (b) provide the other Party and such other Party’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to such Party and its Subsidiaries, and with such additional financial, operating and other data and information regarding such Party and its Subsidiaries as the other Party may reasonably request; and (c) permit the other Party’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of such Party responsible for such Party’s financial statements and the internal controls of such Party to discuss such matters as the other Party may deem necessary or appropriate in order to enable the other Party to satisfy its obligations under the Sarbanes-Oxley Act and the rules and regulations relating thereto. Without limiting the generality of any of the foregoing, during the Pre-Closing Period, each Party shall promptly make available to the other Party with copies of:

(i) the unaudited monthly consolidated balance sheets of such Party as of the end of each calendar month and the related unaudited monthly consolidated statements of operations, statements of stockholders’ equity and statements of cash flows for such calendar month, which shall be delivered within twenty days after the end of such calendar month, or such longer periods as the Parties may agree to in writing;

(ii) all material operating and financial reports prepared by such Party for its senior management, including sales forecasts, marketing plans, development plans, discount reports, write-off reports, hiring reports and capital expenditure reports prepared for its management;

(iii) any written materials or communications sent by or on behalf of a Party to its stockholders;

(iv) any material notice, document or other communication sent by or on behalf of a Party to any party to any Pivot Material Contract or Merger Partner Material Contract, as applicable, or sent to a Party by any party to any Pivot Material Contract or Merger Partner Material Contract, as applicable (other than any communication that relates solely to routine commercial transactions between such Party and the other party to any such Pivot Material Contract or Merger Partner Material Contract, as applicable, and that is of the type sent in the Ordinary Course of Business and consistent with past practices);

(v) any notice, report or other document filed with or otherwise furnished, submitted or sent to any Governmental Body on behalf of a Party in connection with the Merger or any of the Contemplated Transactions;

(vi) any non-privileged notice, document or other communication sent by or on behalf of, or sent to, a Party relating to any pending or threatened Legal Proceeding involving or affecting such Party; and

(vii) any material notice, report or other document received by a Party from any Governmental Body.

Notwithstanding the foregoing, any Party may restrict the foregoing access to the extent that any Legal Requirement applicable to such party requires such Party to restrict or prohibit access to any such properties or information.

4.2 Operation of Pivot’s Business.

(a) Except as set forth on Part 4.2 of the Pivot Disclosure Schedule, during the Pre-Closing Period: (i) Pivot shall conduct its business and operations: (A) in the Ordinary Course of Business and, as deemed appropriate, with a view towards winding down its operations; and (B) in compliance with all applicable Legal Requirements and the requirements of all Contracts that constitute Material Contracts; and (ii) Pivot shall promptly notify Merger Partner of: (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; (B) any Legal Proceeding against, relating to, involving or otherwise affecting Pivot that is commenced, or, to the Knowledge of Pivot, threatened in writing against, Pivot after the date of the Merger Agreement and (C) any notice or other communication from any Person alleging that any payment or other obligation is or will be owed to such party at any time before or after the date of this Agreement, except for invoices or other communications related to agreements or dealings in the Ordinary Course of Business, payments or obligations related to the Proposed Transactions or payments or obligations identified in this Agreement, including the Pivot Disclosure Schedule.

(b) During the Pre-Closing Period, Pivot shall promptly notify Merger Partner in writing, by delivering an updated Pivot Disclosure Schedule, of: (i) the discovery by Pivot of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by Pivot in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by Pivot in this Agreement if: (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of Pivot; and (iv) any event, condition, fact or circumstance that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Sections 6, 7 or 8 impossible or materially less likely. Without limiting the generality of the foregoing, Pivot shall promptly advise Merger Partner in writing of any Legal Proceeding or material, written claim threatened, commenced or asserted against or with respect to, or otherwise affecting, Pivot or (to the Knowledge of Pivot) any director, officer or Key Employee of Pivot. No notification given to Merger Partner pursuant to this Section 4.2(c) shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of Pivot contained in this Agreement or the Pivot Disclosure Schedule for purposes of Section 8.1.

4.3 Operation of Merger Partner’s Business.

(a) Except as set forth on Part 4.3 of the Merger Partner Disclosure Schedule, during the Pre-Closing Period: (i) each of Merger Partner and its Subsidiaries shall conduct its business and operations: (A) in the Ordinary Course of Business and in accordance with past practices; and (B) in compliance with all applicable Legal Requirements and the requirements of all Contracts that constitute material Contracts; and (ii) each of Merger

Partner and its Subsidiaries shall preserve intact its current business organization, use reasonable efforts to keep available the services of its current Key Employees, officers and other employees and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with Merger Partner or its Subsidiaries; and (iii) Merger Partner shall promptly notify Pivot of: (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; and (B) any Legal Proceeding against, relating to, involving or otherwise affecting Merger Partner or any of its Subsidiaries that is commenced, or, to the Knowledge of Merger Partner, threatened against, Merger Partner or any of its Subsidiaries.

(b) During the Pre-Closing Period, Merger Partner shall promptly notify Pivot in writing, by delivery of an updated Merger Partner Disclosure Schedule, of: (i) the discovery by Merger Partner of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by Merger Partner in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by Merger Partner in this Agreement if: (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of Merger Partner; and (iv) any event, condition, fact or circumstance that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Sections 6, 7 or 8 impossible or materially less likely. Without limiting the generality of the foregoing, Merger Partner shall promptly advise Pivot in writing of any Legal Proceeding or material, written claim threatened in writing, commenced or asserted against or with respect to, or otherwise affecting, Merger Partner or any of its Subsidiaries or (to the Knowledge of Merger Partner) any director, officer or Key Employee of Merger Partner or any of its Subsidiaries. No notification given to Pivot pursuant to this Section 4.3(b) shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of Merger Partner contained in this Agreement or the Merger Partner Disclosure Schedule for purposes of Section 7.1.

4.4 Negative Obligations.

(a) Except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth in Section 4.4 of the Pivot Disclosure Schedule, or (iii) with the prior written consent of Merger Partner, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 9 and the Effective Time, Pivot shall not do any of the following:

(i) declare, accrue, set aside or pay any dividend or made any other distribution in respect of any shares of capital stock; or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities (except for shares of Merger Partner Common Stock from terminated employees of Merger Partner);

(ii) except for contractual commitments in place at the time of this Agreement, sell, issue or grant, or authorize the issuance of: (i) any capital stock or other security (except for Pivot Common Stock issued upon the valid exercise of outstanding Pivot Options); (ii) any option, warrant or right to acquire any capital stock or any other security (except for Pivot Options in an amount up to 500,000); or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

(iii) amend the certificate of incorporation, bylaws or other charter or organizational documents of Pivot, or effect or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except as related to the Proposed Transactions;

(iv) form any Subsidiary other than Merger Sub or acquire any equity interest or other interest in any other Entity;

(v) lend money to any Person; incur or guarantee any indebtedness for borrowed money; issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities; guarantee any debt securities of others; or make any capital expenditure or commitment in excess of $250,000, other than in the Ordinary Course of Business or in connection with Pivot’s winding down of operations;

(vi) (i) adopt, establish or enter into any Pivot Employee Plan; (ii) cause or permit any Pivot Employee Plan to be amended other than as required by law or in order to make amendments for the purposes of Section 409A of the Code, subject to prior review and approval (with such approval not to be unreasonably withheld) by Merger Partner; or (iii) other than in the Ordinary Course of Business, pay any bonus or made any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors or employees; provided, that, Pivot may pay full yearly bonuses and other severance and retention payments to its employees in connection with their termination of employment;

(vii) enter into any material transaction outside the Ordinary Course of Business;

(viii) acquire any material asset, except in the Ordinary Course of Business consistent with past practices;

(ix) make, change or revoke any material Tax election; file any material amendment to any Tax Return; adopt or change any accounting method in respect of Taxes; change any annual Tax accounting period; enter into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement, other than commercial contracts entered into in the Ordinary Course of Business with vendors, customers or landlords; enter into any closing agreement with respect to any Tax; settle or compromise any claim, notice, audit report or assessment in respect of material Taxes; apply for or enter into any ruling from any Tax authority with respect to Taxes; surrender any right to claim a material Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(x) enter into any Pivot Material Contract; or

(xi) (i) materially change pricing or royalties or other payments set or charged by Pivot to its customers or licensees, (ii) agree to materially increase pricing or royalties or other payments set or charged by persons who have licensed Intellectual Property to Pivot, or (iii) as of the date of this Agreement, materially increase pricing or royalties or other payments set or charged by persons who have licensed Intellectual Property to Pivot.

(b) Except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth in Section 4.4 of the Merger Partner Disclosure Schedule, or (iii) with the prior written consent of Pivot, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 9 and the Effective Time, Merger Partner shall not, nor shall it cause or permit any of its Subsidiaries to, do any of the following:

(i) Declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock; or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities (except for shares of Merger Partner Common Stock from terminated employees of Merger Partner);

(ii) amend the certificate of incorporation, bylaws or other charter or organizational documents of Merger Partner, or effect or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(iii) sell, issue or grant, or authorize the issuance of, or make any commitments to do any of the foregoing, other than as contemplated by the Proposed Transactions: (i) any capital stock or other security (except for (a) Merger Partner Options or shares of Merger Partner Common Stock issued to Merger Partner employees or consultants or (b) shares of Merger Partner Common Stock issued upon the valid exercise of Merger Partner Options, each which shall be subject to the adjustments contemplated in the definition of “Fully Diluted Basis”); (ii) any option, warrant or right to acquire any capital stock or any other security; or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

(iv) form any Subsidiary other than Merger Sub or acquire any equity interest or other interest in any other Entity;

(v) other than in the Ordinary Course of Business, lend money to any Person; incur or guarantee any indebtedness for borrowed money; issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities; guarantee any debt securities of others; or make any capital expenditure or commitment in excess of $150,000;

(vi) other than in the Ordinary Course of Business, and in observance of common practice for a similarly-situated company: (i) adopt, establish or enter into any Merger Partner Employee Plan; (ii) cause or permit any Merger Partner Employee Plan to be amended other than as required by law; or (iii) pay any bonus or made any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees;

(vii) enter into any material transaction outside the Ordinary Course of Business;

(viii) acquire any material asset nor sale, lease other otherwise irrevocably dispose of any of its assets or properties, nor grant any Encumbrance with respect to such assets or properties, except in the Ordinary Course of Business consistent with past practices;

(ix) make, change or revoke any material Tax election; file any material amendment to any Tax Return; adopt or change any accounting method in respect of Taxes; change any annual Tax accounting period; enter into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement, other than commercial contracts entered into in the Ordinary Course of Business with vendors, customers or landlords; enter into any closing agreement with respect to any Tax; settle or compromise any claim, notice, audit report or assessment in respect of material Taxes; apply for or enter into any ruling from any Tax authority with respect to Taxes; surrender any right to claim a material Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(x) enter into, amend or terminate of any Merger Partner Material Contract; or

(xi) (i) materially change pricing or royalties or other payments set or charged by Merger Partner or any Merger Partner Subsidiary to its customers or licensees, (ii) agree to change pricing or royalties or other payments set or charged by persons who have licensed Intellectual Property to Merger Partner or any Merger Partner Subsidiary, or (iii) as of the date of this Agreement, materially change pricing or royalties or other payments set or charged by persons who have licensed Intellectual Property to Merger Partner or any Merger Partner Subsidiary.

4.5 No Solicitation.

(a) Each Party agrees that neither it nor any of its Subsidiaries shall, nor shall it nor any of its Subsidiaries authorize or permit any of the officers, directors, investment bankers, attorneys or accountants retained by it or any of its Subsidiaries to, and that it shall use commercially reasonable efforts to cause its and its Subsidiaries’ non-officer employees and other agents not to (and shall not authorize any of them to) directly or indirectly: (i) solicit, initiate, encourage, induce or knowingly facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (ii) furnish any information regarding such Party to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; (iv) approve, endorse or recommend any Acquisition Proposal (subject to Section 5.2); or (v) execute or enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction; provided, however, that, notwithstanding anything contained in this Section 4.5(a), prior to the adoption and approval of this Agreement by the Required Merger Partner Stockholder Vote or the Required Pivot Stockholder Vote, as applicable, each Party may furnish nonpublic information regarding such Party to, and enter into discussions or negotiations with, any Person in response to a bona fide written Acquisition Proposal, which such Party’s Board of Directors determines in good faith, after consultation with a nationally recognized independent financial advisor and its outside legal counsel, constitutes, or is reasonably likely to result in, a Superior Offer (and is not withdrawn) if: (A) neither such Party nor any Representative of such Party shall have breached this Section 4.5; (B) the Board of Directors of such Party concludes in good faith based on the advice of outside legal counsel, that the failure to take such action is reasonably likely to result in a breach of the fiduciary duties of the Board of Directors of such Party under applicable Legal Requirements; (C) at least five (5) Business Days prior to furnishing any such nonpublic information to, or entering into discussions with, such Person, such Party gives the other Party written notice of the identity of such Person and of such Party’s intention to furnish nonpublic information to, or enter into discussions with, such Person; (D) such Party receives from such Person an executed confidentiality agreement containing provisions (including nondisclosure provisions, use restrictions, non-solicitation provisions, no hire provisions and “standstill” provisions) at least as favorable to such Party as those contained in the Confidentiality Agreement; and (E) at least five (5) Business Days prior to furnishing any such nonpublic information to such Person, such Party furnishes such nonpublic information to the other Party (to the extent such nonpublic information has not been previously furnished by such Party to the other Party). Without limiting the generality of the foregoing, each Party acknowledges and agrees that, in the event any Representative of such Party (whether or not such Representative is purporting to act on behalf of such Party) takes any action that, if taken by such Party, would constitute a breach of this Section 4.5 by such Party, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 4.5 by such Party for purposes of this Agreement.

(b) If any Party or any Representative of such Party receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then such Party shall promptly (and in no event later than 24 hours after such Party becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise the other Party orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the terms thereof). Such Party shall keep the other Party informed in all material respects with respect to the status and terms of any such Acquisition Proposal or Acquisition Inquiry and any modification or proposed modification thereto. In addition to the foregoing, each Party shall provide the other Party with at least five (5) Business Days written notice of a meeting of its board of directors (or any committee thereof) at which its board of directors (or any committee thereof) is reasonably expected to consider an Acquisition Proposal it has received.

(c) Each Party shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal or Acquisition Inquiry as of the date of this Agreement.

4.6 Undisclosed Liabilities. In the event that during the Pre-Closing Period, Merger Partner identifies a bona fide Liability of Pivot which was not disclosed to Merger Partner in this Agreement or in Section 3.8 of the Pivot Disclosure Schedule, Merger Partner shall provide notice of such bona fide Liability to Pivot within three (3) Business Days, and Merger Partner and Pivot shall promptly meet (no later than three (3) Business Days following Merger Partner’s notice of such bona fide Liability to Pivot pursuant to this Section 4.6) and work in good faith to determine a mutually agreed to estimated amount for such bona fide Liability, which shall represent a good faith estimate of a reasonable amount of such Liability by Merger Partner, with the advice of Merger Partner’s outside legal counsel and/or financial advisers (as applicable), subject to Pivot’s consent, which shall not be unreasonably withheld, including estimated litigation costs (if any) in connection with resolving such matter (the “Pre-Closing Liability Amount”). The Pre-Closing Liability Amount shall be deducted in the determination of Net Cash pursuant to Section 1.6, if not finally settled prior to the Closing.

4.7 Insurance. Other than the insurance described in Section 5.7, Merger Partner shall terminate its insurance policies and self insurance programs and arrangements relating to the business, assets, liabilities and operations of Merger Partner and each Merger Partner Subsidiary; provided, that, Merger Partner shall retain appropriate tail insurance policies and programs in place.

Section 5. ADDITIONAL AGREEMENTS OF THE PARTIES

5.1 Registration Statement; Proxy Statement/Prospectus/Information Statement.

(a) As promptly as practicable after the date of this Agreement, and in any event no later than October 5, 2008, the Parties shall prepare and cause to be filed with the SEC the Proxy Statement/Prospectus/Information Statement and Pivot shall prepare and cause to be filed with the SEC the Form S-4 Registration Statement, in which the Proxy Statement/Prospectus/Information Statement will be included as a prospectus. Each of the Parties shall use commercially reasonable efforts to cause the Form S-4 Registration Statement and the Proxy Statement/Prospectus/Information Statement to comply with the applicable rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to have the Form S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC. Each of the Parties shall use commercially reasonable efforts to cause the Proxy Statement/Prospectus/Information Statement to be mailed to Pivot’s stockholders as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. Each Party shall promptly furnish to the other Party all information concerning such Party and such Party’s subsidiaries and such Party’s stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.1. If any event relating to Merger Partner occurs, or if Merger Partner becomes aware of any information, that should be disclosed in an amendment or supplement to the Form S-4 Registration Statement or the Proxy Statement/Prospectus/Information Statement, then Merger Partner shall promptly inform Pivot thereof and shall cooperate fully with Pivot in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the stockholders of Merger Partner.

(b) Prior to the Effective Time, Pivot shall use commercially reasonable efforts to obtain all regulatory approvals needed to ensure that the Pivot Common Stock to be issued in the Merger (to the extent required) be registered or qualified or exempt from registration or qualification under the securities law of every jurisdiction of the United States in which any registered holder of Merger Partner Capital Stock has an address of record on the record date for determining the stockholders entitled to notice of and to vote pursuant to the Merger Partner Stockholder Written Consent; provided, however, that Pivot shall not be required: (i) to qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified; or (ii) to file a general consent to service of process in any jurisdiction.

5.2 Merger Partner Stockholder Written Consent.

(a) Promptly after the execution of this Agreement, and in any event no later than ten (10) calendar days, Merger Partner shall obtain approval by written consent from certain of those Merger Partner stockholders sufficient for the Required Merger Partner Stockholder Vote in lieu of a meeting pursuant to Section 228 of the DGCL, such Merger Partner stockholders who are identified on Schedule 5.2, for purposes of (i) adopting this Agreement and approving the Merger, and all other transactions contemplated hereby, including the Preferred Stock Conversion, (ii) acknowledging that the approval given thereby is irrevocable and that such stockholder is aware of its rights to demand appraisal for its shares pursuant to Section 262 of the DGCL, a copy of which was attached thereto, and that such stockholder has received and read a copy of Section 262 of the DGCL, and (iii) acknowledging that by its approval of the Merger it is not entitled to appraisal rights with respect to its shares in connection with the Merger and thereby waives any rights to receive payment of the fair value of its capital stock under the DGCL. The votes required by DGCL and Merger Partner’s Certificate of Incorporation and Bylaws to approve items (i) and (iii) of the preceding sentence are referred to in this Agreement as the “Merger Partner Stockholder Approval.” Under no circumstances shall Merger Partner assert that any other approval or consent is necessary by its stockholders to approve this Merger or this Agreement.

(b) Merger Partner agrees that, subject to Section 5.2(c): (i) Merger Partner’s Board of Directors shall recommend that Merger Partner’s stockholders vote to adopt and approve this Agreement and the Merger and shall use commercially reasonable efforts to solicit such approval within the time set forth in Section 5.2(a) (the recommendation of Merger Partner’s Board of Directors that Merger Partner’s stockholders vote to adopt and approve this Agreement being referred to as the “Merger Partner Board Recommendation”); and (ii) the

Merger Partner Board Recommendation shall not be withdrawn or modified in a manner adverse to Pivot, and no resolution by the Board of Directors of Merger Partner or any committee thereof to withdraw or modify the Merger Partner Board Recommendation in a manner adverse to Pivot shall be adopted or proposed.

(c) Notwithstanding anything to the contrary contained in Section 5.2(b), at any time prior to the approval of this Agreement by the Merger Partner Stockholder Approval, Merger Partner’s Board of Directors may withhold, amend, withdraw or modify the Merger Partner Board Recommendation in a manner adverse to Pivot if, but only if Merger Partner’s Board of Directors determined in good faith, based on such matters as it deems relevant following consultation with its outside legal counsel, that the failure to withdraw, withhold, amend, or modify such recommendation would result in a breach of its fiduciary duties under applicable Legal Requirements; provided that Pivot receives written notice from Merger Partner confirming that Merger Partner’s Board of Directors has determined to change its recommendation at least five (5) Business Days in advance of the Merger Partner Board Recommendation being so withdrawn, withheld, amended or modified in a manner adverse to Pivot.

(d) Merger Partner’s obligation to solicit the consent of its stockholders to sign the Merger Partner Stockholder Written Consent in accordance with Section 5.2(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or other Acquisition Proposal, or by any withdrawal or modification of the Merger Partner Board Recommendation.

5.3 Pivot Stockholders’ Meeting.

(a) Pivot shall take all action necessary under applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Pivot Common Stock to vote on the Merger and the issuance of Pivot Common Stock in the Merger (such meeting, the “Pivot Stockholders’ Meeting”). The Pivot Stockholders’ Meeting shall be held as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. Pivot shall take reasonable measures to ensure that all proxies solicited in connection with the Pivot Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements.

(b) Pivot agrees that, subject to Section 5.3(c): (i) Pivot’s Board of Directors shall recommend that the holders of Pivot Common Stock vote to approve the Merger and the issuance of Pivot Common Stock in the Merger and shall use commercially reasonable efforts to solicit such approval within the timeframe set forth in Section 5.3(a) above, (ii) the Proxy Statement/Prospectus/Information Statement shall include a statement to the effect that the Board of Directors of Pivot recommends that Pivot’s stockholders vote to approve the Merger and the issuance of Pivot Common Stock in the Merger (the recommendation of Pivot’s Board of Directors that Pivot’s stockholders vote to approve the Merger and the issuance of Pivot Common Stock in the Merger being referred to as the “Pivot Board Recommendation”); and (iii) the Pivot Board Recommendation shall not be withdrawn or modified in a manner adverse to Merger Partner, and no resolution by the Board of Directors of Pivot or any committee thereof to withdraw or modify the Pivot Board Recommendation in a manner adverse to Merger Partner shall be adopted or proposed.

(c) Notwithstanding anything to the contrary contained in Section 5.3(b), at any time prior to the approval of the issuance of Pivot Common Stock in the Merger by the stockholders of Pivot by the Required Pivot Stockholder Vote, Pivot’s Board of Directors may withhold, amend, withdraw or modify the Pivot Board Recommendation in a manner adverse to Merger Partner if, but only if Pivot’s Board of Directors determines in good faith, based on such matters as it deems relevant following consultation with its outside legal counsel, that the failure to withhold, amend, withdraw or modify such recommendation would result in a breach of its fiduciary duties under applicable Legal Requirements; provided that Merger Partner receives written notice from Pivot confirming that Pivot’s Board of Directors has determined to change its recommendation at least five (5) Business Days in advance of the Pivot Board Recommendation being withdrawn, withheld, amended or modified in a manner adverse to Merger Partner.

(d) Pivot’s obligation to call, give notice of and hold the Pivot Stockholders’ Meeting in accordance with Section 5.3(a) shall not be limited or otherwise affected by any withdrawal or modification of the Pivot Board Recommendation.

(e) Nothing contained in this Agreement shall prohibit Pivot or its Board of Directors from complying with Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided however, that any disclosure made by Pivot or its Board of Directors pursuant to Rules 14d-9 and 14e-2(a) shall be limited to a statement that Pivot is unable to take a position with respect to the bidder’s tender offer unless Pivot’s Board of Directors determines in good faith, after consultation with its outside legal counsel, that such statement would result in a breach of its fiduciary duties under applicable Legal Requirements. Pivot shall not withdraw or modify in a manner adverse to Merger Partner the Pivot Board Recommendation unless specifically permitted pursuant to the terms of Section 5.3(b).

5.4 Regulatory Approvals. Each Party shall use commercially reasonable efforts to file or otherwise submit, as soon as practicable after the date of this Agreement, all applications, notices, reports and other documents reasonably required to be filed by such Party with or otherwise submitted by such Party to any Governmental Body with respect to the Merger and the other Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Parties shall, promptly after the date of this Agreement, prepare and file, if any, (a) the notification and report forms required to be filed under the HSR Act and (b) any notification or other document required to be filed in connection with the Merger under any applicable foreign Legal Requirement relating to antitrust or competition matters. Merger Partner and Pivot shall respond as promptly as is practicable to respond in compliance with: (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation; and (ii) any inquiries or requests received from any state attorney general, foreign antitrust or competition authority or other Governmental Body in connection with antitrust or competition matters.

5.5 Merger Partner Options and Warrants.

(a) Subject to Section 5.5(c), at the Effective Time, each Merger Partner Option that is outstanding and unexercised immediately prior to the Effective Time, whether or not vested, shall be converted into and become an option to purchase Pivot Common Stock, and Pivot shall assume the Merger Partner Stock Option Plan each such Merger Partner Option in accordance with the terms (as in effect as of the date of this Agreement) of the Merger Partner Stock Option Plan was issued and the terms of the stock option agreement by which such Merger Partner Option is evidenced. All rights with respect to Merger Partner Common Stock under Merger Partner Options assumed by Pivot shall thereupon be converted into rights with respect to Pivot Common Stock. Accordingly, from and after the Effective Time: (i) each Merger Partner Option assumed by Pivot may be exercised solely for shares of Pivot Common Stock; (ii) the number of shares of Pivot Common Stock subject to each Merger Partner Option assumed by Pivot shall be determined by multiplying (A) the number of shares of Merger Partner Common Stock that were subject to such Merger Partner Option, as in effect immediately prior to the Effective Time by (B) the Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of Pivot Common Stock; (iii) the per share exercise price for the Pivot Common Stock issuable upon exercise of each Merger Partner Option assumed by Pivot shall be determined by dividing (A) the per share exercise price of Merger Partner Common Stock subject to such Merger Partner Option, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on the exercise of any Merger Partner Option assumed by Pivot shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Merger Partner Option shall otherwise remain unchanged; provided, however, that: (A) to the extent provided under the terms of a Merger Partner Option, such Merger Partner Option assumed by Pivot in accordance with this Section 5.5(a) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Pivot Common Stock subsequent to the Effective Time; and (B) Pivot’s Board of Directors or a committee thereof shall succeed to the authority and responsibility of Merger Partner’s Board of Directors or any committee thereof with respect to each Merger Partner Option assumed by Pivot. Notwithstanding anything to the contrary in this Section 5.5(a), the conversion of each Merger Partner Option (regardless of whether such option qualifies as an “incentive stock option” within the meaning of Section 422 of the Code) into an option to purchase shares of Pivot Common Stock shall be made in a manner consistent with Treasury Regulation Section 1.424-1, such that the conversion of a Merger Partner Option shall not constitute a “modification” of such Merger Partner Option for purposes of Section 409A or Section 424 of the Code.

(b) Pivot shall file with the SEC, no later than 60 days after the Effective Time, a registration statement on Form S-8, if available for use by Pivot, relating to the shares of Pivot Common Stock issuable with respect to Merger Partner Options assumed by Pivot in accordance with Section 5.5(a).

(c) Subject to Section 5.5(d), at the Effective Time, each Merger Partner Warrant that is outstanding and unexercised immediately prior to the Effective Time, shall become converted into and become a warrant to purchase Pivot Common Stock and Pivot shall assume each such Merger Partner Warrant in accordance with its terms. All rights with respect to Merger Partner Common Stock or Merger Partner Preferred Stock under Merger Partner Warrants assumed by Pivot shall thereupon be converted into rights with respect to Pivot Common Stock. Accordingly, from and after the Effective Time: (i) each Merger Partner Warrant assumed by Pivot may be exercised solely for shares of Pivot Common Stock; (ii) the number of shares of Pivot Common Stock subject to each Merger Partner Warrant assumed by Pivot shall be determined by multiplying (A) the number of shares of Merger Partner Common Stock, or the number of shares of Merger Partner Common Stock issuable upon conversion of the shares of Merger Partner Preferred Stock issuable upon exercise of the Merger Partner Warrant, as applicable, that were subject to such Merger Partner Warrant immediately prior to the Effective Time by (B) the Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of Pivot Common Stock; (iii) the per share exercise price for the Pivot Common Stock issuable upon exercise of each Merger Partner Warrant assumed by Pivot shall be determined by dividing the effective per share exercise price of Merger Partner Common Stock or Merger Partner Preferred Stock, subject to such Merger Partner Warrant, as in effect immediately prior to the Effective Time, by the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on any Merger Partner Warrant assumed by Pivot shall continue in full force and effect and the term and other provisions of such Merger Partner Warrant shall otherwise remain unchanged.

(d) Prior to the Effective Time, Merger Partner shall take all actions that may be necessary (under the Merger Partner Stock Option Plan, the Merger Partner Warrants and otherwise) to effectuate the provisions of this Section 5.5 and to ensure that, from and after the Effective Time, holders of Merger Partner Options and Merger Partner Warrants have no rights with respect thereto other than those specifically provided in this Section 5.5.

5.6 Employee Benefits. Pivot and Merger Partner shall cause Pivot to comply with terms of any employment, severance, retention, change of control, or similar agreement specified on Part 3.11(c) of the Pivot Disclosure Schedule as being applicable to this Section 5.6, as of the date of this Agreement, subject to the provisions of such agreements, including the maintenance of COBRA insurance for Pivot’s former officers and employees.

5.7 Indemnification of Officers and Directors.

(a) From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, each of Pivot and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of Pivot or Merger Partner (the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of Pivot or Merger Partner, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under the DGCL for directors or officers of Delaware corporations. Each D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Pivot and the Surviving Corporation, jointly and severally, upon receipt by Pivot or the Surviving Corporation from the D&O Indemnified Party of a request therefor; provided that any person to whom expenses are advanced provides an undertaking, to the extent then required by the DGCL or the laws of the state of California, as applicable, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

(b) The certificate of incorporation and bylaws of each of Pivot and the Surviving Corporation shall contain, and Pivot shall cause the certificate of incorporation and bylaws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of each of Pivot and Merger Partner than are presently set forth in the certificate of incorporation and bylaws of Pivot and Merger Partner, as applicable, which provisions shall not be amended, modified or repealed for a period of six years time from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of Pivot or Merger Partner.

(c) Merger Partner shall purchase an insurance policy, with an effective date as of the Closing, which maintains in effect for six years from the Closing the current directors’ and officers’ liability insurance policies maintained by Merger Partner (provided that Pivot may substitute therefor policies of at least the same coverage containing terms and conditions that are not materially less favorable); provided, however, that in no event shall Pivot be required to expend pursuant to this Section 5.7(c) more than an amount equal to 200% of current annual premiums paid by Merger Partner for such insurance.

(d) Pivot shall maintain directors’ and officers’ liability insurance policies, with an effective date as of the Closing, on commercially available terms and conditions and with coverage limits customary for U.S. public companies similarly situated to Pivot.

(e) Pivot shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by the persons referred to in this Section 5.7 in connection with their enforcement of their rights provided in this Section 5.7.

(f) The provisions of this Section 5.7 are intended to be in addition to the rights otherwise available to the current and former officers and directors of Pivot and Merger Partner by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their representatives.

(g) In the event Pivot or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Pivot or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 5.7. Pivot shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 5.7.

5.8 Additional Agreements.

(a) Subject to Section 5.8(b), the Parties shall use commercially reasonable efforts to cause to be taken all actions necessary to consummate the Merger and make effective the other Contemplated Transactions. Without limiting the generality of the foregoing, but subject to Section 5.8(b), each Party to this Agreement: (i) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such Party in connection with the Merger and the other Contemplated Transactions; (ii) shall use commercially reasonable efforts to obtain each Consent (if any) reasonably required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such Party in connection with the Merger or any of the other Contemplated Transactions or for such Contract to remain in full force and effect; (iii) shall use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the Merger or any of the other Contemplated Transactions; and (iv) shall use commercially reasonable efforts to satisfy the conditions precedent to the consummation of this Agreement.

(b) Notwithstanding anything to the contrary contained in this Agreement, no Party shall have any obligation under this Agreement: (i) to dispose of or transfer or cause any of its Subsidiaries to dispose of or transfer any assets; (ii) to discontinue or cause any of its Subsidiaries to discontinue offering any product or service; (iii) to license or otherwise make available, or cause any of its Subsidiaries to license or otherwise make available to any Person any Intellectual Property; (iv) to hold separate or cause any of its Subsidiaries to hold separate any assets or operations (either before or after the Closing Date); (v) to make or cause any of its Subsidiaries to make any commitment (to any Governmental Body or otherwise) regarding its future operations; or (vi) to contest any Legal Proceeding or any order, writ, injunction or decree relating to the Merger or any of the other Contemplated Transactions if such Party determines in good faith that contesting such Legal Proceeding or order, writ, injunction or decree might not be advisable.

(c) Pivot shall terminate or sublease (to a sublessee reasonably acceptable to Merger Partner) its current facility lease; provided, that the costs of such actions shall be borne by the Parties as set forth in Part 5.8(c) of the Pivot Disclosure Schedule.

(d) Pivot shall terminate all of its officers and employees, except for those listed on Part 5.8(d) of the Pivot Disclosure Schedule, prior to, at or immediately following the Effective Time.

5.9 Disclosure. Without limiting any of either Party’s obligations under the Confidentiality Agreement, each Party shall not, and shall not permit any of its Subsidiaries or any Representative of such Party to, issue any press release or make any disclosure (to any customers or employees of such Party, to the public or otherwise) regarding the Merger or any of the other Contemplated Transactions unless: (a) the other Party shall have approved such press release or disclosure in writing; or (b) such Party shall have determined in good faith, upon the advice of outside legal counsel, that such disclosure is required by applicable Legal Requirements and, to the extent practicable, before such press release or disclosure is issued or made, such Party advises the other Party of, and consults with the other Party regarding, the text of such press release or disclosure; provided, however, that each of Merger Partner and Pivot may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are consistent with previous press releases, public disclosures or public statements made by Merger Partner or Pivot in compliance with this Section 5.9.

5.10 Listing. Pivot shall use its commercially reasonable efforts to maintain its existing listing on the NASDAQ Global Market, to obtain approval of the listing of the combined company on the NASDAQ Global Market and to cause the shares of Pivot Common Stock being issued in the Merger to be approved for listing (subject to notice of issuance) on the NASDAQ Global Market at or prior to the Effective Time.

5.11 Tax Matters.

(a) Pivot, Merger Sub and Merger Partner shall use their respective commercially reasonable efforts to cause the Merger to qualify, and agree not to, and not to permit or cause any affiliate or any subsidiary to, take any actions or cause any action to be taken which would reasonably be expected to prevent the Merger from qualifying, as a “reorganization” under Section 368(a) of the Code.

(b) This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). Pivot, Merger Sub and Merger Partner shall treat and shall not take any tax reporting position inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code for U.S. federal, state and other relevant Tax purposes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(c) The parties hereto shall cooperate and use their commercially reasonable efforts in order for Merger Partner to obtain the opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, in form and substance reasonably acceptable to Merger Partner, dated as of the Closing (the “WSGR Opinion”), and Pivot to obtain the opinion of Latham & Watkins LLP, in form and substance reasonably acceptable to Pivot, dated as of the Closing (the “Latham Opinion”) to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinions, for U.S. federal income tax purposes, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. As a condition precedent to the rendering of such opinions, Pivot (and Merger Sub) and Merger Partner shall, as of the Effective Time, execute and deliver to Wilson Sonsini Goodrich & Rosati, Professional Corporation and Latham & Watkins LLP tax representation letters, dated and executed as of the dates of such opinions, in form and substance reasonably acceptable to Latham & Watkins LLP, Wilson Sonsini Goodrich & Rosati, Professional Corporation, Pivot and Merger Partner (the “Tax Representation Letters”), on which such Tax Representation Letters Wilson Sonsini Goodrich & Rosati, Professional Corporation and Latham & Watkins LLP shall be entitled to rely.

(d) Merger Partner shall use commercially reasonable efforts to cause Wilson Sonsini Goodrich & Rosati, Professional Corporation to deliver to it and Pivot shall use commercially reasonable efforts to cause Latham & Watkins LLP to deliver to it a tax opinion satisfying the requirements of Item 601 of Regulation S-K promulgated under the Securities Act. As a condition precedent to the rendering of such opinions, Pivot (and Merger Sub) and Merger Partner shall execute and deliver to Wilson Sonsini Goodrich & Rosati, Professional Corporation and Latham & Watkins LLP tax representation letters in form and substance reasonably acceptable to Latham & Watkins LLP, Wilson Sonsini Goodrich & Rosati, Professional Corporation, Pivot and Merger Partner, on which such tax representation letters Wilson Sonsini Goodrich & Rosati, Professional Corporation and Latham & Watkins LLP shall be entitled to rely.

(e) All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (collectively, “Transfer Taxes”) shall be paid by the Shareholders when due, and the Shareholders will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable Law, Pivot will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation. The Shareholders shall provide Pivot with (A) evidence reasonably satisfactory to Pivot that such Transfer Taxes have been paid by the Shareholders and (B) a clearance certificate or similar documents which may be required by any Tax authority to relieve Pivot of any obligation to withhold any portion of the payments to the Shareholders pursuant to this Agreement.

5.12 Lock-up Agreement. The Persons listed on Schedule 5.12 shall each enter into a Lock-up Agreement in the form attached hereto as Exhibit E (the “Lock-up Agreement”), pursuant to which such Persons shall agree not to sell, assign or otherwise transfer the shares of Pivot Common Stock they receive pursuant to the terms of this Agreement for a period of six months from the Closing Date; provided, that, that one half (1/2) of the shares subject to the Lock-up Agreements shall be released on each of the dates three and six months after the Closing Date; provided, further, however, the restrictions on the sale, assignment or transfer of such shares of Pivot Common Stock shall not apply to the cashless exercise (but not to the sale of shares of Pivot Common Stock received upon such exercise) of Merger Partner Options or Pivot Options.

5.13 Legends. Pivot shall be entitled to place appropriate legends on the certificates evidencing any shares of Pivot Common Stock to be received in the Merger by equityholders of Merger Partner who may be considered “affiliates” of Pivot for purposes of Rule 145 under the Securities Act reflecting the restrictions set forth in Rule 145 and to issue appropriate stop transfer instructions to the transfer agent for Pivot Common Stock.

5.14 Interpretation of Certain Agreements. Each of the Parties agrees that the consummation of the Contemplated Transactions shall constitute a “change in control” for purposes of each plan, agreement, contract or arrangement identified on Part 5.14 of the Pivot Disclosure Schedule and Pivot shall construe, interpret and administer each such plan, agreement, contract or arrangement in a manner consistent with such interpretation. The failure to identify a plan, agreement, contract or arrangement on Section 5.14 of the Pivot Disclosure Schedule or Part 5.14 of the Merger Partner Disclosure Schedule shall not be deemed to reflect a determination that the consummation of the Contemplated Transactions is not a “change in control” for purposes of such plan, agreement, contract or arrangement.

5.15 Cooperation. Each Party shall cooperate reasonably with the other Party and shall provide the other Party with such assistance as may be reasonably requested for the purpose of facilitating the performance by each Party of their obligations under this Agreement and to enable the combined entity to continue to meet its obligations following the Closing.

5.16 Merger Partner Stockholder Approval. Merger Partner shall use its best efforts to obtain the Merger Partner Stockholder Approval and have the requisite number of stockholders sign the Merger Partner Stockholder Written Consent as promptly as possible, and in any event within ten (10) calendar days following the date of this Agreement.

5.17 Directors and Officers. Pivot and Merger Partner shall obtain and deliver to the other Party at or prior to the Effective Time the resignation of each officer and director of Pivot or Merger Partner who is not continuing as an officer or director of Pivot or the Surviving Corporation, as applicable, following the Effective Time. The directors who remain on the Board of Directors of Pivot at the Effective Time, who the Parties intend shall be John Walker, Camille Samuels, and Frederick Ruegsegger (the “Remaining Pivot Directors”), shall elect, to be effective as of the Effective Time, Jake Nunn, a designee of Pivot, and G. Kirk Raab (who shall serve as Chairman of the Board of Directors), Glenn Oclassen, Daniel Turner, Chris Ehrlich, Thomas Kiley and James Niedel (the “Additional Directors”), each to serve as members of the Board of Directors of Pivot in classes to be agreed upon by the Parties prior to the Closing Date (provided, that, each Remaining Pivot Director shall be elected to a different class), and the Board of Directors of Pivot shall cause such directors to be nominated at the next annual meeting of stockholders of Pivot in such classes, including that each director the Parties agree will be in Class III of Pivot’s Board of Directors be nominated to such class. The Board of Directors of Pivot shall appoint each of the individuals set forth on Schedule 5.17 as officers of Pivot, effective as of the Effective Time. At least one Remaining Pivot Director shall be entitled to be a member of the Compensation Committee of Pivot and at least one Remaining Pivot Director shall be entitled to be a member of the Audit Committee of Pivot.

5.18 Termination of Certain Agreements and Rights. Merger Partner shall use its commercially reasonable efforts to terminate that certain Amended and Restated Co-Sale and Right of First Refusal Agreement, dated February 27, 2007, by and between the Merger Partner and stockholders who are parties thereto (the “Co-Sale Agreement”), that certain Amended and Restated Voting Agreement, dated February 27, 2007, by and between the Merger Partner and stockholders who are parties thereto (the “Voting Agreement”) and Section 2 of that certain Amend and Restated Investor Rights Agreement, dated as of February 27, 2007, by and between the Merger Partner and stockholders who are parties thereto (the “Investor Rights Agreement”).

5.19 Merger Partner Employee Benefits Plans. As promptly as possible after the date hereof, Merger Partner will provide Pivot with a true and complete copy of, to the extent applicable, all (i) Merger Partner Employee Plans, (ii) the three (3) most recent annual reports (Form 5500) as filed with the Internal Revenue Service, (iii) each currently effective trust agreement related to such Merger Partner Employee Plan, (iv) the most recent summary plan description for each Merger Partner Employee Plan for which such description is required, along with all summaries of material modifications, amendments, resolutions and all other material plan documentation related thereto in the possession of Merger Partner, and (v) the most recent Internal Revenue Service determination or opinion letter or analogous ruling under foreign law issued with respect to any Merger Partner Employee Plan.

5.20 Disclosure of Liabilities. For purposes of the computation of Net Cash pursuant to Section 1.6, on or prior to the Determination Date, Pivot shall provide Merger Partner with a list of all Liabilities of Pivot (including without limitation, any Liabilities in the form of contractual commitments pursuant to Contracts not previously disclosed to Merger Partner) as of the Determination Date which are individually in excess of $25,000 or in excess of $100,000 in the aggregate, that had not previously been disclosed to Merger Partner in the Pivot Disclosure Schedules.

Section 6. CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY

The obligations of each Party to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable law, the written waiver by each of the Parties, at or prior to the Closing, of each of the following conditions:

6.1 Effectiveness of Registration Statement. The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and shall not be subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Form S-4 Registration Statement.

6.2 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement which has the effect of making the consummation of the Merger illegal.

6.3 Stockholder Approval. This Agreement, the Merger and the other transactions contemplated by this Agreement shall have been duly adopted and approved by the Required Merger Partner Stockholder Vote, and the issuance of the Pivot Common Stock in the Merger and the Merger shall have been duly approved by the Required Pivot Stockholder Vote.

6.4 Listing. The existing shares of Pivot Common Stock shall have been continually listed on the NASDAQ Global Market as of and from the date of this Agreement through the Closing Date, the approval of the listing of the additional shares of Pivot on the NASDAQ Global Market shall have been obtained and the shares of Pivot Common Stock to be issued in the Merger shall be approved for listing (subject to official notice of issuance) on the NASDAQ Global Market as of the Effective Time.

6.5 Regulatory Matters. Any waiting period applicable to the consummation of the Merger under the HSR Act or any material applicable foreign antitrust requirements reasonably determined to apply prior to the Closing to the Merger shall have expired or been terminated, and there shall not be in effect any voluntary agreement between Pivot, Merger Sub and Merger Partner and the Federal Trade Commission, the Department of Justice or any foreign Governmental Body pursuant to which such Party has agreed not to consummate the Merger for any period of time; provided, that Merger Partner, on the one hand, nor Pivot on the other hand, shall enter into any such voluntary agreement without the written consent of the other Party.

6.6 No Governmental Proceedings Relating to Contemplated Transactions or Right to Operate Business. There shall not be any Legal Proceeding pending, or overtly threatened in writing by an official of a Governmental Body in which such Governmental Body indicates that it intends to conduct any Legal Proceeding or taking any other action: (a) challenging or seeking to restrain or prohibit the consummation of the Merger; (b) relating to the Merger and seeking to obtain from Pivot, Merger Sub or Merger Partner any damages or other relief that may be material to Pivot or Merger Partner; (c) seeking to prohibit or limit in any material and adverse respect a Party’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of Pivot; (d) that would materially and adversely affect the right or ability of Pivot or Merger Partner to own the assets or operate the business of Pivot or Merger Partner; or (e) seeking to compel Merger Partner, Pivot or any Subsidiary of Pivot to dispose of or hold separate any material assets as a result of the Merger.

Section 7. ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF PIVOT AND MERGER SUB

The obligations of Pivot and Merger Sub to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by Pivot, at or prior to the Closing, of each of the following conditions:

7.1 Accuracy of Representations. The representations and warranties of Merger Partner contained in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (A) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a Merger Partner Material Adverse Effect, or (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (A), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Merger Partner Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

7.2 Performance of Covenants. Each of the covenants and obligations in this Agreement that Merger Partner is required to comply with or to perform at or prior to the Closing shall have been complied with and performed by Merger Partner in all material respects.

7.3 Consents.

(a) All of the Consents set forth on Part 7.3(a) of the Merger Partner Disclosure Schedule shall have been obtained and shall be in full force and effect.

(b) Any Governmental Authorization or other Consent required to be obtained by Merger Partner under any applicable antitrust or competition law or regulation or other Legal Requirement shall have been obtained and shall remain in full force and effect.

7.4 Agreements and Other Documents. Pivot shall have received the following agreements and other documents, each of which shall be in full force and effect:

(a) the Latham Opinion dated as of the Closing Date and addressed to Pivot. The condition set forth in this Section 7.4(a) shall not be waivable by Pivot after receipt of the Merger Partner Stockholder Approval and the Pivot Stockholder Approval unless further stockholder approvals are obtained with appropriate disclosure;

(b) a certificate executed by the Chief Executive Officer and Chief Financial Officer of Merger Partner confirming that the conditions set forth in Sections 7.1, 7.2, 7.3, 7.5 and 7.7 have been duly satisfied;

(c) certificates of good standing (or equivalent documentation) of Merger Partner in its jurisdiction of organization and the various foreign jurisdictions in which it is qualified, certified charter documents, a certificate as to the incumbency of officers and the adoption of resolutions of the board of directors of Merger Partner authorizing the execution of this Agreement and the consummation of the Contemplated Transactions to be performed by Merger Partner hereunder;

(d) written resignations in forms satisfactory to Pivot, dated as of the Closing Date and effective as of the Closing, executed by the officers and directors of Merger Partner who will not be officers or directors of Pivot pursuant to Section 5.16 hereof; and

(e) Lock-up Agreements from the individuals and entities listed n Schedule 5.12.

7.5 No Other Proceedings. There shall not be pending any Legal Proceeding in which, in the reasonable judgment of Pivot, would result in an outcome that is material and adverse to Pivot or Merger Partner: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other Contemplated Transactions; (b) relating to the Merger or any of the other Contemplated Transactions and seeking to obtain from Pivot or Merger Partner, any damages or other relief that may be material to Pivot or

Merger Partner; (c) seeking to prohibit or limit in any material respect Pivot’s stockholders’ ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of Pivot; (d) that would materially and adversely affect the right or ability of Pivot or Merger Partner to own the assets or operate the business of Merger Partner; or (e) seeking to compel Merger Partner, Pivot or any Subsidiary of Pivot to dispose of or hold separate any material assets as a result of the Merger or any of the Contemplated Transactions in such a manner that would have a Pivot Material Adverse Effect.

7.6 FIRPTA Certificate. Pivot shall have received from Merger Partner a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h) and in form and substance reasonably acceptable to Pivot along with written authorization for Pivot to deliver such notice form to the Internal Revenue Service on behalf of Merger Partner upon the closing of the Merger.

7.7 No Merger Partner Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Merger Partner Material Adverse Effect that is continuing.

Section 8. ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATION OF MERGER PARTNER

The obligations of Merger Partner to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written wavier by Merger Partner, at or prior to the Closing, of each of the following conditions:

8.1 Accuracy of Representations. The representations and warranties of Pivot and Merger Sub contained in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (A) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have an Pivot Material Adverse Effect, or (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (A), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Pivot Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

8.2 Performance of Covenants. All of the covenants and obligations in this Agreement that Pivot or Merger Sub is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

8.3 Consents.

(a) All the Consents set forth on Part 8.3 of the Pivot Disclosure Schedule shall have been obtained and shall be in full force and effect.

(b) Any Governmental Authorization or other Consent required to be obtained by Pivot under any applicable antitrust or competition law or regulation or other Legal Requirement shall have been obtained and shall remain in full force and effect.

8.4 Documents. Merger Partner shall have received the following documents:

(a) the WSGR Opinion dated as of the Closing Date and addressed to Merger Partner. The condition set forth in this Section 8.4(a) shall not be waivable by Merger Partner after receipt of the Merger Partner Stockholder Approval and the Pivot Stockholder Approval unless further stockholder approvals are obtained with appropriate disclosure;

(b) a certificate executed by the Chief Executive Officer of Pivot confirming that the conditions set forth in Sections 8.1, 8.2, 8.3, 8.5, 8.6 and 8.7 have been duly satisfied;

(c) certificates of good standing of each of Pivot and Merger Sub in its jurisdiction of organization and the various foreign jurisdictions in which it is qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of resolutions of its board of directors authorizing the execution of this Agreement and the consummation of the Contemplated Transactions to be performed by Pivot and Merger Sub hereunder;

(d) written resignations in forms satisfactory to Merger Partner, dated as of the Closing Date and effective as of the Closing, and release agreements from officers obtained in accordance with the Ordinary Course of Business and consistent with past practices, executed by the officers and directors of Pivot who are not to continue as officers or directors of Pivot pursuant to Section 5.16 hereof; and

(e) Lock-up Agreements from the individuals and entities listed on Schedule 5.12.

8.5 No Other Proceedings. There shall not be pending or threatened in writing any Legal Proceeding in which, in the reasonable judgment of Merger Partner, would result in an outcome that is material and adverse to Pivot or Merger Partner: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other Contemplated Transactions; (b) relating to the Merger or any of the other Contemplated Transactions and seeking to obtain from Pivot or Merger Partner, any damages or other relief that may be material to Pivot or Merger Partner; (c) seeking to prohibit or limit in any material respect Pivot’s stockholders’ ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of Pivot; (d) that would materially and adversely affect the right or ability of Pivot or Merger Partner to own the assets or operate the business of Merger Partner; or (e) seeking to compel Merger Partner, Pivot or any Subsidiary of Pivot to dispose of or hold separate any material assets as a result of the Merger or any of the Contemplated Transactions in such a manner that would have a Merger Partner Material Adverse Effect.

8.6 Sarbanes-Oxley Certifications. Neither the principal executive officer nor the principal financial officer of Pivot shall have failed to provide, with respect to any Pivot SEC Document filed (or required to be filed) with the SEC on or after the date of this Agreement, any necessary certification in the form required under Rule 13a-14 under the Exchange Act and 18 U.S.C. §1350.

8.7 Board of Directors. Pivot shall have caused the Board of Directors of Pivot to be constituted as set forth in Section 5.17 of this Agreement.

8.8 No Pivot Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Pivot Material Adverse Effect that is continuing.

Section 9. TERMINATION

9.1 Termination. This Agreement may be terminated prior to the Effective Time (whether before or after adoption of this Agreement by Merger Partner’s stockholders and whether before or after approval of the Merger and issuance of Pivot Common Stock and in the Merger by Pivot’s stockholders, unless otherwise specified below):

(a) by mutual written consent duly authorized by the Boards of Directors of Pivot and Merger Partner;

(b) by either Pivot or Merger Partner if the Merger shall not have been consummated by April 30, 2009; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party whose action or failure to act has been a principal cause of the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement, provided, further, however, that, in the event that the waiting period under the HSR Act has not expired, or a request for additional information has been made by any Governmental Authority, or in the event that the SEC has not declared effective Securities Act the Form S-4 Registration Statement by such date, then either Party shall be entitled to extend the date for termination of this Agreement pursuant to this Section 9.1(b) for an additional sixty (60) days;

(c) by either Pivot or Merger Partner if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

(d) by Pivot if the Merger Partner Stockholder Approval shall not have been obtained within ten (10) calendar days of the execution of this Agreement; provided, however, that once the Merger Partner Stockholder Approval has been obtained, Pivot may not terminate this Agreement pursuant to this Section 9.1(d);

(e) by either Pivot or Merger Partner if (i) the Pivot Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and Pivot’s stockholders shall have taken a final vote on the Merger and the issuance of shares of Pivot Common Stock in the Merger and (ii) the Merger or any of the issuance of Pivot Common Stock in the Merger shall not have been approved at the Pivot Stockholders’ Meeting (and shall not have been approved at any adjournment or postponement thereof) by the Required Pivot Stockholder Vote; provided, however, that the right to terminate this Agreement under this Section 9.1(e) shall not be available to Pivot where the failure to obtain the Required Pivot Stockholder Vote shall have been caused by the action or failure to act of Pivot and such action or failure to act constitutes a material breach by Pivot of this Agreement);

(f) by Merger Partner (at any time prior to the approval of the issuance of Pivot Common Stock in the Merger by the Required Pivot Stockholder Vote) if a Pivot Triggering Event shall have occurred;

(g) by Pivot (at any time prior to the approval of the Merger by the Required Merger Partner Stockholder Vote) if a Merger Partner Triggering Event shall have occurred;

(h) by Merger Partner, upon a breach of any representation, warranty, covenant or agreement on the part of Pivot or Merger Sub set forth in this Agreement, or if any representation or warranty of Pivot or Merger Sub shall have become inaccurate, in either case such that the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, provided that if such inaccuracy in Pivot’s or Merger Sub’s representations and warranties or breach by Pivot or Merger Sub is curable by Pivot or Merger Sub, then this Agreement shall not terminate pursuant to this Section 9.1(h) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a 30 day period commencing upon delivery of written notice from Pivot or Merger Sub to Merger Partner of such breach or inaccuracy and (ii) Pivot or Merger Sub (as applicable) ceasing to exercise commercially reasonable efforts to cure such breach (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(h) as a result of such particular breach or inaccuracy if such breach by Pivot or Merger Sub is cured prior to such termination becoming effective); or

(i) by Pivot, upon a breach of any representation, warranty, covenant or agreement on the part of Merger Partner set forth in this Agreement, or if any representation or warranty of Merger Partner shall have become inaccurate, in either case such that the conditions set forth in Section 7.1 or Section 7.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, provided that if such inaccuracy in Merger Partner’s representations and warranties or breach by Merger Partner is curable by Merger Partner then this Agreement shall not terminate pursuant to this Section 9.1(i) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a 30 day period commencing upon delivery of written notice from Merger Partner to Pivot of such breach or inaccuracy and (ii) Merger Partner ceasing to exercise commercially reasonable efforts to cure such breach (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(i) as a result of such particular breach or inaccuracy if such breach by Merger Partner is cured prior to such termination becoming effective).

9.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect; provided, however, that (i) this Section 9.2, Section 9.3, and Section 10 shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) the termination of this Agreement shall not relieve any Party from any liability for any material breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement.

9.3 Expenses; Termination Fees.

(a) Except as set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such expenses, whether or not the Merger is consummated; provided, however, that Pivot and Merger Partner shall share equally all fees and expenses, other than attorneys’ and accountants’ fees and expenses, incurred in relation to the filings by the parties under any filing requirement under the HSR Act and any foreign antitrust Legal Requirement applicable to this Agreement and the transactions contemplated hereby; provided, further however, that Pivot and Merger Partner shall also share equally all fees and expenses incurred (up to a maximum of $125,000 payable by Merger Partner) in relation to the printing and filing with the SEC of the Form S-4 Registration Statement (including any financial statements and exhibits) and any amendments or supplements thereto and paid to a financial printer or the SEC.

(b) (i) If this Agreement is terminated by Pivot or Merger Partner pursuant to Section 9.1(e) or (f) (provided, that, section (iii) of the definition of Pivot Triggering Event, which relates to Pivot’s holding of a stockholders meeting, shall not be considered a Pivot Triggering Event for the purposes of this Section 9.3(b)) and (1) at any time before the Pivot Stockholders’ Meeting an Acquisition Proposal with respect to Pivot shall have been publicly announced, disclosed or otherwise communicated to Pivot’s Board of Directors and (2) and within 12 months after the date of termination of this Agreement, Pivot enters into a definitive agreement with respect to an Acquisition Transaction or consummates an Acquisition Transaction, Pivot shall pay to Merger Partner, within ten (10) Business Days after termination, a nonrefundable fee in an amount equal to $4,200,000, in addition to any amount paid to Merger Partner pursuant to Section 9.3(c).

(ii) If this Agreement is terminated by Pivot pursuant to Section 9.1(d) or (g) and (1) at any time before obtaining the Required Merger Partner Stockholder Vote an Acquisition Proposal with respect to Merger Partner shall have been publicly announced, disclosed or otherwise communicated to Merger Partner’s Board of Directors and (2) within 12 months after the date of termination of this Agreement, Merger Partner enters into a definitive agreement with respect to an Acquisition Transaction or consummates an Acquisition Transaction, Merger Partner shall pay to Pivot, within ten (10) Business Days after termination, a nonrefundable fee in an amount equal to $4,200,000.

(c) If (i) this Agreement is terminated by Merger Partner pursuant to Sections 9.1(e), (f) or (h) or (ii) in the event of a failure of Pivot to consummate the transactions to be consummated at the Closing solely as a result of a Merger Partner Material Adverse Effect as set forth in Section 7.7 (provided that at such time all of the other conditions precedent to Pivot’s obligation to close set forth in Section 7 of this Agreement have been satisfied by Merger Partner, are capable of being satisfied by Merger Partner or have been waived by Pivot), Pivot shall reimburse Merger Partner for all fees and expenses incurred by Merger Partner in connection with this Agreement and the transactions contemplated hereby, including (x) all fees and expenses incurred in connection with the preparation, printing and filing, as applicable, of the Form S-4 Registration Statement (including any preliminary materials related thereto and all amendments and supplements thereto, as well as any financial statements and schedules thereto and (y) all fees and expenses incurred in connection with the preparation and filing under any filing requirement of any Governmental Authority applicable to this Agreement and the transactions contemplated hereby (“Third Party Expenses”) incurred by Merger Partner up to a maximum of $2,000,000, by wire transfer of same-day funds within ten (10) Business Days following the date on which Merger Partner submits to Pivot true and correct copies of reasonable documentation supporting such Third Party Expenses; provided, however, that such Third Party Expenses shall not include any amounts for a financial advisor to Merger Partner except for reasonably documented out-of-pocket expenses otherwise reimbursable by Merger Partner to such financial advisor pursuant to the terms of Merger Partner’s engagement letter or similar arrangement with financial advisor.

(d) If this Agreement is terminated by Pivot pursuant to Sections 9.1(d), (g) or (i), Merger Partner shall reimburse Pivot for all Third Party Expenses incurred by Pivot up to a maximum of $2,000,000, by wire transfer of same-day funds within ten (10) Business Days following the date on which Pivot submits to Merger

Partner true and correct copies of reasonable documentation supporting such Third Party Expenses; provided, however, that such Third Party Expenses shall not include any amounts for a financial advisor to Pivot except for reasonably documented out-of-pocket expenses otherwise reimbursable by Pivot to such financial advisor pursuant to the terms of Pivot’s engagement letter or similar arrangement with financial advisor.

(e) If either Party fails to pay when due any amount payable by such Party under Section 9.3(b), (c) or (d), then (i) such Party shall reimburse the other Party for reasonable costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other Party of its rights under this Section 9.3, and (ii) such Party shall pay to the other Party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other Party in full) at a rate per annum equal to the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

Section 10. MISCELLANEOUS PROVISIONS

10.1 Non-Survival of Representations and Warranties. The representations and warranties of Merger Partner, Merger Sub and Pivot contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Section 10 shall survive the Effective Time.

10.2 Amendment. This Agreement may be amended with the approval of the respective Boards of Directors of Merger Partner and Pivot at any time (whether before or after the adoption and approval of this Agreement by Merger Partner’s stockholders or before or after the approval of the Merger or issuance of shares of Pivot Common Stock in the Merger); provided, however, that after any such adoption and approval of this Agreement by a Party’s stockholders, no amendment shall be made which by law requires further approval of the stockholders of such Party without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of Merger Partner and Pivot.

10.3 Waiver.

(a) No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.4 Entire Agreement; Counterparts; Exchanges by Facsimile. This Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by facsimile shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

10.5 Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. In any action or suit between any of the parties arising out of or relating to this Agreement or any of the Contemplated Transactions: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the State of Delaware; (b) if any such action or suit is commenced in a state court, then, subject to applicable Legal Requirements, no Party shall object to the removal of such action or suit to any federal court located in the District of Delaware; and (c) each of the parties irrevocably waives the right to trial by jury.

10.6 Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties under this Agreement, the prevailing Party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

10.7 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Party’s prior written consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than: (a) the parties hereto; and (b) the D&O Indemnified Parties to the extent of their respective rights pursuant to Section 5.7) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.8 Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered by hand, by registered mail, by courier or express delivery service or by facsimile to the address or facsimile telephone number set forth beneath the name of such Party below (or to such other address or facsimile telephone number as such Party shall have specified in a written notice given to the other parties hereto):

if to Pivot or Merger Sub:

Novacea, Inc.

400 Oyster Point Blvd., Suite 200

South San Francisco, CA 94080

Telephone: (650) 228-1800

Fax: (650) 228-1088

Attention: Chief Executive Officer

with a copy to:

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94402

Telephone: (650) 328-4600

Fax: (650) 463-2600

Attention: Alan C. Mendelson, Esq.

Mark V. Roeder, Esq.

if to Merger Partner:

Transcept Pharmaceutical Inc.

1003 W. Cutting Blvd.

Suite #110

Point Richmond, California 94804

Telephone: (510) 215-3500

Fax: (510) 215-3535

Attn: Chief Executive Officer

with a copy to:

Wilson Sonsini Goodrich & Rosati, P.C.

650 Page Mill Road

Palo Alto, California 94304-1050

Telephone: (650) 354-4178

Fax: (650) 493-6811

Attention: Michael J. O’Donnell, Esq.

Robert F. Kornegay, Esq.

10.9 Cooperation. Each Party agrees to cooperate fully with the other Party and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

10.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

10.11 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being the addition to any other remedy to which they are entitled at law or in equity.

10.12 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The Parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement, respectively.

(e) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

NOVACEA, INC.

By:	/s/ John P. Walker

Name:	John P. Walker

Title:	Chief Executive Officer and Chairman

PIVOT ACQUISITION, INC.

By:	/s/ John P. Walker

Name:	John P. Walker

Title:	Chief Executive Officer

TRANSCEPT PHARMACEUTICALS, INC.

By:	/s/ Glenn A. Oclassen

Name:	Glenn A. Oclassen

Title:	President and Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION]

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

Acquisition Inquiry. “Acquisition Inquiry” shall mean, with respect to a Party, an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by Merger Partner, on the one hand or Pivot, on the other hand, to the other Party) that could reasonably be expected to lead to an Acquisition Proposal with such Party.

Acquisition Proposal. “Acquisition Proposal” shall mean, with respect to a Party, any offer or proposal, whether written or oral (other than an offer or proposal made or submitted by Merger Partner, on the one hand or Pivot, on the other hand to the other Party) contemplating or otherwise relating to any Acquisition Transaction with such Party.

Acquisition Transaction. “Acquisition Transaction” shall mean any transaction or series of transactions involving:

(a) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which a Party is a constituent corporation; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of a Party or any of its Subsidiaries; or (iii) in which a Party or any of its Subsidiaries issues securities representing more than 15% of the outstanding securities of any class of voting securities of such Party or any of its Subsidiaries; provided however, in the case of Merger Partner, the Merger Partner Financing shall not be an “Acquisition Transaction”;

(b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 15% or more of the consolidated book value or the fair market value of the assets of a Party and its Subsidiaries, taken as a whole; or

(c) any liquidation or dissolution of a Party.

Agreement. “Agreement” shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached, as it may be amended from time to time.

Anticipated Closing Date. “Anticipated Closing Date” shall have the meaning set forth in Section 1.6(a).

Business Day. “Business Day” shall mean any day other than a day on which banks in the State of New York are authorized or obligated to be closed.

Closing Date. “Closing Date” shall have the meaning set forth in Section 1.3.

COBRA. “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, as set forth in Section 4980B of the Code and Part 6 of Title I of ERISA.

Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.

Confidentiality Agreement. “Confidentiality Agreement” shall mean the Confidentiality Agreement dated May 28, 2008 between Merger Partner and Pivot.

Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Contemplated Transactions. “Contemplated Transactions” shall mean the Merger and the other transactions and actions contemplated by the Agreement.

Contract. “Contract” shall, with respect to any Person, mean any written, oral or other agreement, contract, subcontract, lease (whether real or personal property), mortgage, understanding, arrangement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable law.

Determination Date. “Determination Date” shall have the meaning set forth in Section 1.6(a).

DGCL. “DGCL” shall mean the Delaware General Corporation Law.

Dispute Notice. “Dispute Notice” shall have the meaning set forth in Section 1.6(b).

Encumbrance. “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

Entity. “Entity” shall mean any corporation (including any non-profit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity, and each of its successors.

Environmental Law. “Environmental Law” means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

Estimated Net Cash Schedule. “Estimated Net Cash Schedule” shall have the meaning set forth in Section 1.6(a).

Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

Exchange Ratio. “Exchange Ratio” shall be equal to the quotient of:

(A)	(i) the quotient of (x) the total number of outstanding shares of Common Stock of Pivot on a Fully-Diluted Basis divided by (y) the Ownership Factor; less (ii) the total number of outstanding shares of Common Stock of Pivot on a Fully-Diluted Basis, divided by

(B)	the total number outstanding shares of Common Stock of Merger Partner on a Fully-Diluted Basis.

For the purposes of this Agreement, the “Ownership Factor” shall be equal to 0.4; provided, that, if Pivot’s Net Cash at the Determination Date is less than $83,500,000 or greater than $84,500,000, then the Ownership Factor shall be equal to the quotient of (x) the Net Cash at the Determination Date divided by (y) Net Cash plus $126,000,000.

Expenses. “Expenses” shall mean, with respect to Pivot or Merger Partner, as applicable, the reasonable out of pocket fees and expenses (including all reasonable fees and expenses of legal counsel, accountants, financial advisors and investment bankers of such party) incurred by such party or on its behalf in connection with the authorization, preparation, negotiation, execution and performance of this Agreement.

Final Net Cash Schedule. “Final Net Cash Schedule” shall have the meaning set forth in Section 1.6(a).

Form S-4 Registration Statement. “Form S-4 Registration Statement” shall mean the registration statement on Form S-4 to be filed with the SEC by Pivot in connection with issuance of Pivot Common Stock in the Merger, as said registration statement may be amended prior to the time it is declared effective by the SEC.

Fully-Diluted Basis. “Fully-Diluted Basis” shall mean (i) all outstanding shares of debt or equity securities that are convertible into or exchangeable for shares of a particular class or series of capital stock and (ii) all outstanding options, warrants and other rights to acquire shares of a particular class or series of capital stock, whether directly or indirectly, and all outstanding options, warrants and rights to acquire other securities convertible into or exchangeable for shares of such class or series of capital stock, but excluding any reserved but unissued stock options as of the Effective Time; provided, that, for the avoidance of doubt, only any (a) grants of Merger Partner Options or shares of Merger Partner Common Stock which are made on or before December 31, 2008, (b) commitments to grant Merger Partner Options or shares of Merger Partner Common Stock made pursuant to offer letters which are accepted on or before December 31, 2008, in each case to new officers, employees or consultants of Merger Partner pursuant to the Merger Partner Stock Option Plan, or (c) any grants of Merger Partner Options or grants or issuances of Shares of Merger Partner Common Stock or commitments to grant Merger Partner Options or Shares of Merger Partner Common Stock made after December 31, 2008 to the extent that there are reserved Merger Partner Options available for grant shall be included in the calculation of a Fully-Diluted Basis; provided, further, that, any grants of Merger Partner Options or grants or issuances of Shares of Merger Partner Common Stock or commitments to grant Merger Partner Options or Shares of Merger Partner Common Stock made after December 31, 2008 shall not be included in the calculation of a Fully-Diluted Basis so long as there are no reserved Merger Partner Options available for grant.

Governmental Authority. “Governmental Authority” means any court or tribunal, governmental, quasi-governmental or regulatory body, administrative agency or bureau, commission or authority or other body exercising similar powers or authority.

Governmental Authorization. “Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, exceptions, orders, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

Governmental Body. “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-Governmental Authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any Taxing authority); or (d) self-regulatory organization (including the NASDAQ Stock Market).

HSR Act. “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Hazardous Materials. “Hazardous Materials” shall mean any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including without limitation, crude oil or any fraction thereof, and petroleum products or by-products.

Intellectual Property. “Intellectual Property” shall mean (a) United States, foreign and international patents, patent applications, including provisional applications, statutory invention registrations, invention disclosures and inventions, (b) trademarks, service marks, trade names, domain names, URLs, trade dress, logos and other source identifiers, including registrations and applications for registration thereof, (c) copyrights, including registrations and applications for registration thereof, and (d) software, formulae, customer lists, trade secrets, know-how, confidential information and other proprietary rights and intellectual property, whether patentable or not.

IRS. “IRS” shall mean the United States Internal Revenue Service.

Key Employee. “Key Employee” shall mean, with respect to the Merger Partner or Pivot, an executive officer or any employee that reports directly to the Board of Directors or Chief Executive Officer or Chief Operating Officer.

Knowledge. “Knowledge” means, with respect to an individual, that such individual is actually aware of the relevant fact or such individual would reasonably be expected to know such fact in the ordinary course of the performance of the individual’s employee or professional responsibility. Any Person that is an Entity shall have Knowledge if any officer or director of such Person as of the date such knowledge is imputed has Knowledge of such fact or other matter.

Latham Opinion. “Latham Opinion” shall have the meaning set forth in Section 5.11(c).

Legal Proceeding. “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

Legal Requirement. “Legal Requirement” shall mean any federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the NASDAQ Stock Market or the Financial Industry Regulatory Authority).

Merger. “Merger” shall have the meaning set forth in the recitals.

Merger Partner Affiliate. “Merger Partner Affiliate” shall mean any Person that is (or at any relevant time was) under common control with Merger Partner within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder.

Merger Partner Associate. “Merger Partner Associate” shall mean any current or former employee, independent contractor, officer or director of Merger Partner or any Merger Partner Affiliate.

Merger Partner Capital Stock. “Merger Partner Capital Stock” shall mean the Merger Partner Common Stock and the Merger Partner Preferred Stock.

Merger Partner Common Stock. “Merger Partner Common Stock” shall mean the Common Stock, $0.01 par value per share, of Merger Partner.

Merger Partner Contract. “Merger Partner Contract” shall mean any Contract: (a) to which Merger Partner is a Party; (b) by which Merger Partner or any Merger Partner Subsidiary or any Merger Partner IP Rights or any other asset of Merger Partner is or may become bound or under which Merger Partner or any Merger Partner Subsidiary has, or may become subject to, any obligation; or (c) under which Merger Partner or Merger Partner Subsidiary has or may acquire any right or interest.

Merger Partner Financing. “Merger Partner Financing” shall mean a convertible bridge note or preferred stock financing solely for the purposes of capital raising which has been approved in writing by Pivot, in its sole and absolute discretion.

Merger Partner IP Rights. “Merger Partner IP Rights” shall mean all Intellectual Property relating to zolpidem or Merger Partner’s Intermezzo product candidate which is owned, licensed, or controlled by the Merger Partner or its Subsidiaries that is necessary or used in the Merger Partner business as presently conducted.

Merger Partner IP Rights Agreement. “Merger Partner IP Rights Agreement” shall mean any instrument or agreement governing, related or pertaining to any Merger Partner IP Rights.

Merger Partner Material Adverse Effect. “Merger Partner Material Adverse Effect” shall mean any effect, change, event, circumstance, or development (any such item, an “Effect”) that, considered together with all other Effects that had occurred prior to the date of determination of the occurrence of the Merger Partner Material Adverse Effect, is or could reasonably be expected to be materially adverse to, or has or could reasonably be expected to have or result in a material adverse effect on: (a) the business, condition (financial or otherwise), capitalization, assets (including Intellectual Property), operations, financial performance or prospects of Merger Partner and its Subsidiaries taken as a whole; or (b) the ability of Merger Partner to consummate the Merger or any of the other Contemplated Transactions or to perform any of its covenants or obligations under the Agreement in all material respects; provided, however, that none of the following shall be deemed to constitute a Merger Partner Material Adverse Effect: (1) any rejection by a Governmental Body of a registration or filing by Merger Partner relating to Merger Partner IP Rights; (2) changes by the FDA to the labeling or other requirements generally applicable to drugs for the treatment of sleep conditions (other than, for the avoidance of doubt, changes specific to zolpidem), so long as such changes do not provide for or require product withdrawal, creation of a blackbox warning or creation of a patient registry or its equivalent; (3) publication, in and of itself, by the media of negative information regarding drugs for the treatment of sleep conditions, provided that this exclusion shall in no way exclude events which adversely impact the safety or efficacy of drugs for the treatment of sleep conditions; (4) resignation, termination or death of any individual director or officer of Merger Partner, provided, however, that the resignation or termination of more than fifty percent (50%) of Merger Partner’s directors or more than fifty percent (50%) of Merger Partner’s officers (each except as required by the terms of this Merger Agreement) during the period of after the date hereof and prior to Closing may give rise to a Merger Partner Material Adverse Effect; (5) announcement or publication regarding the interest of a Entity in competing with Merger Partner’s business as currently conducted or as proposed to be conducted; (6) any change in the cash position of Merger Partner which results from operations in the Ordinary Course of Business; (7) any Effect resulting from the announcement or pendency of the Merger; (8) any change in the stock price or trading volume of Pivot independent of any other event that would be deemed to have a Merger Partner Material Adverse Effect; (9) any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation or armed hostilities or terrorist activities anywhere in the world or any governmental or other response or reaction to any of the foregoing; (10) any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof or (11) any adverse change, effect or occurrence attributable to the United States economy as a whole or the industries in which Merger Partner operates; provided, further, that, for the purposes of Sections 7.7 and 8.8 only, Merger Partner Material Adverse Effect shall also mean the event when the Net Cash Calculation shall have been finally determined for purposes of the this Agreement pursuant to Section 1.6 and Net Cash at the Determination Date shall be less than $70,000,000.

Merger Partner Options. “Merger Partner Options” shall mean options to purchase shares of Merger Partner Common Stock issued by Merger Partner.

Merger Partner Preferred Stock. “Merger Partner Preferred Stock” shall mean collectively the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock of Merger Partner.

Merger Partner Registered IP. “Merger Partner Registered IP” shall mean all Merger Partner IP Rights that are registered, filed or issued under the authority of, with or by any Governmental Body, including all patents, registered copyrights and registered trademarks and all applications for any of the foregoing.

Merger Partner Stockholder Approval. “Merger Partner Stockholder Approval” shall have the meaning set forth in Section 2.20.

Merger Partner Stockholder Voting Agreements. “Merger Partner Stockholder Voting Agreements” shall have the meaning set forth in the recitals.

Merger Partner Stockholder Written Consent. “Merger Partner Stockholder Written Consent” shall have the meaning set forth in the recitals.

Merger Partner Triggering Event. A “Merger Partner Triggering Event” shall be deemed to have occurred if: (i) the Board of Directors of Merger Partner shall have failed to recommend that Merger Partner’s stockholders vote to approve the Merger or shall for any reason have withdrawn or shall have modified in a manner adverse to Pivot the Merger Partner Board Recommendation; (ii) Merger Partner shall have failed to include in the Proxy Statement/Prospectus/Information Statement the Merger Partner Board Recommendation; (iii) the Board of Directors of Merger Partner shall have approved, endorsed or recommended any Acquisition Proposal; (iv) Merger Partner shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal (other than a confidentiality agreement permitted pursuant to Section 4.5); or (v) Merger Partner or any director, officer or agent of Merger Partner shall have willfully and intentionally breached the provisions set forth in Section 4.5 of the Agreement.

Merger Partner Unaudited Interim Balance Sheet. “Merger Partner Unaudited Interim Balance Sheet” shall mean the unaudited consolidated balance sheet of Merger Partner and its consolidated subsidiaries as of June 30, 2008, provided to Pivot prior to the date of this Agreement.

Merger Partner Warrants. “Merger Partner Warrants” shall mean warrants to purchase shares of Merger Partner Common Stock or Merger Partner Preferred Stock issued by Merger Partner as set forth in Section 2.3(b).

Multiemployer Plan. “Multiemployer Plan” shall mean (A) a “multiemployer plan,” as defined in Section 3(37) or 4001(a)(3) of ERISA, or (B) a plan which if maintained or administered in or otherwise subject to the laws of the United States would be described in paragraph (A).

Multiple Employer Plan. “Multiple Employer Plan” shall mean (A) a “multiple employer plan” within the meaning of Section 413(c) of the Code or Section 3(40) of ERISA, or (B) a plan which if maintained or administered in or otherwise subject to the laws of the United States would be described in paragraph (A).

Net Cash. “Net Cash” shall mean (a) the sum of Pivot’s cash and cash equivalents, marketable securities, accounts and interest receivable and deposits (to the extent refundable to Pivot), in each case as of such date and determined in a manner consistent with the manner in which such items were historically determined and in accordance with Pivot’s Audited Financial Statements and Unaudited Interim Balance Sheet minus (b) the sum of Pivot’s accounts payable and accrued expenses, in each case as of such date and determined in a manner consistent with the manner in which such items were historically determined and in accordance with Pivot’s Audited Financial Statements and Unaudited Interim Balance Sheet minus (c) the amount of bona fide contractual commitments of Pivot as of the Determination Date, including commitments set forth on the Pivot Disclosure Schedule or which have arisen prior to Closing, in each case to the extent not cancelled at the Determination Date minus (d) the remaining cash cost of restructuring accruals as of such date determined in a manner substantially consistent with the manner in which such item was determined for Pivot’s Unaudited Interim Balance Sheet minus (e) the cash cost of any change of control payments or severance payments that are or become due to any employee of Pivot minus (f) the cash cost of any accrued and unpaid retention payments due to any Pivot employee as of the Closing Date minus (g) the cash cost of any and all billed and unpaid Taxes (including estimates from any estimated tax costs arising out of any specific tax review that may be underway at the Effective Time) for which Pivot is liable in respect of any period ending on or before such date minus (h) any remaining fees and expenses (including, but not limited to, any attorney’s, accountant’s, financial advisor’s or finder’s fees) as of such date for which Pivot is liable incurred by Pivot in connection with this Agreement and the Contemplated Transactions or otherwise minus (i) bona fide liabilities, including liabilities for matters set forth on Schedules A and B, in each case to the extent not cancelled at or prior to the Determination Date, or which have arisen prior to the Closing plus (j) any amounts paid by Pivot on or prior to such date in satisfaction of its obligations under Section 5.7 (d) or (e) for the period after the Closing and any amounts paid by Pivot, up to such amount as set forth on Schedule B, related to the sublease or termination of Pivot’s facility lease plus (k) any amounts due to be reimbursed to Pivot by Merger Partner pursuant to Section 9.3(a); provided, that, the Parties agree that the Net Cash shall be adjusted for any matters identified on Schedules A and B pursuant to the equation set forth on such schedules.

Net Cash Calculation. “Net Cash Calculation” shall have the meaning set forth in Section 1.6(a).

Ordinary Course of Business. “Ordinary Course of Business” shall mean, in the case of each of Merger Partner and Pivot, such actions taken in the ordinary course of its normal operations and consistent with its past practices, and consistent with the operating plans delivered to the other Party.

Party. “Party” or “Parties” shall mean Merger Partner, Merger Sub and Pivot.

Person. “Person” shall mean any individual, Entity or Governmental Body.

Pivot Affiliate. “Pivot Affiliate” shall mean any Person that is (or at any relevant time was) under common control with Pivot within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder.

Pivot Associate. “Pivot Associate” shall mean any current or former employee, independent contractor, officer or director of Pivot or any Pivot Affiliate.

Pivot Common Stock. “Pivot Common Stock” shall mean the Common Stock, $0.001 par value per share, of Pivot.

Pivot Contract. “Pivot Contract” shall mean any Contract: (a) to which Pivot is a party; (b) by which Pivot or any Pivot IP Rights or any other asset of Pivot is or may become bound or under which Pivot has, or may become subject to, any obligation; or (c) under which Pivot has or may acquire any right or interest.

Pivot IP Rights. “Pivot IP Rights” shall have the meaning set forth in Section 3.6.

Pivot IP Rights Agreement. “Pivot IP Rights Agreement” shall mean any Contract governing any Pivot IP Rights.

Pivot Material Adverse Effect. “Pivot Material Adverse Effect” shall mean any Effect that, considered together with all other Effects that had occurred prior to the date of determination of the occurrence of the Pivot Material Adverse Effect, is or could reasonably be expected to be or to become materially adverse to, or has or could reasonably be expected to have or result in a material adverse effect on: (a) the business, condition (financial or otherwise), capitalization, assets (including Intellectual Property), operations, financial performance or prospects of Pivot taken as a whole; or (b) the ability of Pivot to consummate the Merger or any of the other Contemplated Transactions or to perform any of its covenants or obligations under the Agreement in all material respects; provided, however, that none of the following shall be deemed to constitute an Pivot Material Adverse Effect: (1) any demands, pending, threatened, or actual litigation, or the settlement, or failure to settle, any demands, pending, threatened or actual litigation, (2) the termination, sublease or assignment of Pivot’s facility lease, or failure to do the foregoing, (3) any Effect resulting from the announcement or pendency of the Merger, (4) any change in the stock price or trading volume of Pivot independent of any other event that would be deemed to have a Pivot Material Adverse Effect, (5) any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation or armed hostilities or terrorist activities anywhere in the world or any governmental or other response or reaction to any of the foregoing, (6) any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof, or (7) any adverse change, effect or occurrence attributable to the United States economy as a whole or the industries in which Pivot competes; provided, further, that, for the purposes of Sections 7.7 and 8.8 only, Pivot Material Adverse Effect shall also mean the event when the Net Cash Calculation shall have been finally determined for purposes of the this Agreement pursuant to Section 1.6 and Net Cash at the Determination Date shall be less than $70,000,000.

Pivot Options. “Pivot Options” shall mean options to purchase shares of Pivot Common Stock issued by Pivot.

Pivot Registered IP. “Pivot Registered IP” shall mean all Pivot IP Rights that are registered, filed or issued under the authority of, with or by any Governmental Body, including all patents, registered copyrights and registered trademarks and all applications for any of the foregoing.

Pivot Stockholder Approval. “Pivot Stockholder Approval” shall have the meaning set forth in Section 3.18.

Pivot Stockholder Voting Agreements. “Pivot Stockholder Voting Agreements” shall have the meaning set forth in the recitals.

Pivot Triggering Event. An “Pivot Triggering Event” shall be deemed to have occurred if: (i) the Board of Directors of Pivot shall have failed to recommend that Pivot’s stockholders vote to approve the Merger and the issuance of Pivot Common Stock in the Merger or shall for any reason have withdrawn or shall have modified in a manner adverse to Merger Partner the Pivot Board Recommendation; (ii) Pivot shall have failed to include in the Proxy Statement/Prospectus/Information Statement the Pivot Board Recommendation; (iii) Pivot shall have failed to hold the Pivot Stockholders’ Meeting within 60 days after the Form S-4 Registration Statement is declared effective under the Securities Act (other than to the extent that the Form S-4 Registration Statement is subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Form S-4 Registration Statement, in which case such 60 day period shall be tolled for so long as such stop order remains in effect or proceeding or threatened proceeding remains pending); (iv) the Board of Directors of Pivot shall have approved, endorsed or recommended any Acquisition Proposal; (v) Pivot shall have entered into any letter of intent or any Contract relating to any Acquisition Proposal (other than a confidentiality agreement permitted pursuant to Section 4.5); (vi) Pivot or any director, officer or agent of Pivot shall have willfully and intentionally breached the provisions set forth in Section 4.5 of the Agreement.

Pivot Unaudited Interim Balance Sheet. “Pivot Unaudited Interim Balance Sheet” shall mean the unaudited consolidated balance sheet of Pivot as of June 30, 2008, included in Pivot’s Report on Form 10-Q for the fiscal quarter ended June 30, 2008, as filed with the SEC prior to the date of the Agreement.

Proxy Statement/Prospectus/Information Statement. “Proxy Statement/Prospectus/Information Statement” shall mean the proxy statement/prospectus/information statement to be sent to Merger Partner’s stockholders in connection with the approval of this Agreement and the Merger by signing the Merger Partner Stockholder Written Consents and to Pivot’s stockholders in connection with the Pivot Stockholders’ Meeting.

Representatives. “Representatives” shall mean directors, officers, other employees, agents, attorneys, accountants, advisors and representatives.

Sarbanes-Oxley Act. “Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as it may be amended from time to time.

SEC. “SEC” shall mean the United States Securities and Exchange Commission.

Securities Act. “Securities Act” shall mean the Securities Act of 1933, as amended.

Shareholder. “Shareholder” shall mean each shareholder of Merger Partner, and “Shareholders” shall mean all shareholders of Merger Partner, in each case as determined immediately prior to the Effective Time.

Subsidiary. An entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities of other interests in such entity that is sufficient to enable such Person to elect at least a majority of the members of such entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.

Superior Offer. “Superior Offer” shall mean an unsolicited bona fide written offer by a third party to enter into (i) a merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction as a result of which either (A) the Party’s stockholders prior to such transaction in the aggregate cease to own at least 50% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate Merger Partner entity thereof) or (B) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) directly or indirectly acquires beneficial or record ownership of securities representing 50% or more of the Party’s capital stock or (ii) a sale, lease, exchange transfer, license, acquisition or disposition of any business or other disposition of at least 50% of the assets of the Party or its Subsidiaries, taken as a whole, in a single transaction or a series of related transactions that: (a) was not obtained or made as a direct or indirect result of a breach of (or in violation of) the Agreement; and (b) is on terms and conditions that the Board of Directors of Pivot or Merger Partner, as applicable, determines, in its reasonable, good faith judgment, after obtaining and taking into account such matters that its Board of Directors deems relevant following consultation with its outside legal counsel and financial advisor: (x) is reasonably likely to be more favorable, from a financial point of view, to Pivot’s stockholders or Merger Partner’s stockholders, as applicable, than the terms of the Merger; and (y) is reasonably capable of being consummated; provided, however, that any such offer shall not be deemed to be a “Superior Offer” if any financing required to consummate the transaction contemplated by such offer is not committed and is not reasonably capable of being obtained by such third party, or if the consummation of such transaction is contingent on any such financing being obtained.

Tax. “Tax” shall mean any federal, state, local, foreign or other tax, including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax, payroll tax, customs duty, alternative or add-on minimum or other tax of any kind whatsoever, and including any fine, penalty, addition to tax or interest, whether disputed or not.

Tax Return. “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

Treasury Regulations. “Treasury Regulations” shall mean the United States Treasury regulations promulgated under the Code.

WSGR Opinion. “WSGR Opinion” shall have the meaning set forth in Section 5.11(c).